Exhibit 10.11

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

among

ALI WB INVESTMENT HOLDING LIMITED,

SINA CORPORATION

and

WEIBO CORPORATION

dated as of March 14, 2014

i

ii

EXHIBIT

A.	Form of Joinder
B.	Form of Option Notice

SCHEDULES

1.	List of Shareholders
2.	Management Shareholders
3.	Consent Matter Exceptions

iii

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, dated as of March 14, 2014, is entered into among Ali WB Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Investor”), SINA Corporation, an exempted company incorporated under the laws of the Cayman Islands (“Parent”) (each of Investor, Parent and any party who becomes a signatory hereto and owns Securities (as defined below), a “Shareholder” and together, the “Shareholders”), and Weibo Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company, Parent and Investor entered into a Shareholders’ Agreement, dated as of April 29, 2013 (the “Original Shareholders’ Agreement”), and desire to amend and restate the Original Shareholders’ Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. (a) Unless defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Share Purchase Agreement. For the purposes of this Agreement:

“Access Termination Event” means the consummation of (a) any Sale of any Securities by the Investor Entities to one or more Third Parties, which results in the Investor Entities directly owning less than 5% of the Fully-Diluted Equity; or (b) any Transfer of any equity securities of any Subsidiary of Alibaba which results in Alibaba directly, or indirectly through the Investor Entities (of which Alibaba owns directly, or indirectly through AIL, more than 75% of the issued and outstanding equity securities), holding less than 5% of the Fully-Diluted Equity.

“Acquired Shares” means, at any time, the aggregate of the following Securities (as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like): (a) the Initial Shares and any Securities issued in exchange for, upon the conversion of or in replacement of any of the Initial Shares and (b) the Option Shares acquired by Investor up to such time pursuant to any exercise of the Option, and any Securities issued in exchange for, upon the conversion of or in replacement of any of such Option Shares. For the avoidance of doubt, any of the foregoing Securities sold or transferred by Investor prior to such time shall be included in the determination of the Acquired Shares.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Shareholders’ Agreement among the parties hereto (including all Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 8.11.

“AIL” means Alibaba Investment Limited, a company incorporated under the laws of the British Virgin Islands.

“Alibaba” means Alibaba Group Holding Limited.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time.

“Board” means the board of directors of the Company.

“Business” means (a) the microblogging and social networking platforms, products, applications and services in online and mobile formats of the nature operated, managed, developed or serviced as of April 29, 2013 by the WFOE, WM, Parent and/or any other Affiliate of Parent, excluding such platforms, products, applications and services (other than those operated, developed or serviced by the Company, its Subsidiaries or WM) operated by members of the Parent Group as of as of April 29, 2013; and (b) any business developed by the Company or its Subsidiaries operating under either the Weibo domain name (other than applications owned and controlled by any member of the Parent Group or an unaffiliated third party) or the SINA-Weibo brand.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing or Hong Kong.

“Company Group” means the Company and each of its Subsidiaries.

“Competitor” means any microblogging or social networking company operating in the PRC.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Director” means a Person who is a member of the Board.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind.

“Existing Financial Investor” means any Person that satisfies each of the following requirements: (a) such Person is a non-strategic, financial investor that is, as of April 29, 2013, a passive shareholder of Alibaba and (b) such Person is not Controlled by a Competitor or a Subsidiary of a Competitor or, if such Person is a fund or a limited partnership, the general partner of such Person is not a Competitor or a Subsidiary of a Competitor.

“Full Option Exercise” means the consummation of the purchase by Investor of Option Shares pursuant to an exercise by Investor of the Option as a result of a Full Option Exercise Election, provided however, that Investor shall not have effected any Sale of any Acquired Shares at any time following a Full Option Exercise Election and prior to the consummation of such exercise.

“Fully-Diluted Equity” means, at any time, the number of Ordinary Shares on an as-converted and fully-diluted equity basis, as determined pursuant to the treasury method in accordance with GAAP.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Guarantee and Undertaking” means the guarantee and undertaking, dated April 29, 2013, by and among Alibaba, Parent and the Company, as may be amended from time to time.

“IFRS” means International Financial Reporting Standards as in effect from time to time.

“Indebtedness” of any Person means, without duplication (a) all indebtedness of such Person for borrowed money, including accrued interest expense (b) all indebtedness of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services that in accordance with GAAP would be shown as a liability on the balance sheet of such Person (other than any accounts payable), (d) all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is or is required to be classified and accounted for as a capital lease obligation under GAAP (and, for the purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP), (e) all obligations of such Person under any interest rate swap agreements, currency swap, cap or collar agreements or other commodity price hedging agreements and other similar agreements, which are actually owing by such Person or any of its Subsidiaries on such date to the extent appearing on a consolidated statement of financial position of such Person in accordance with GAAP, and (f) all indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly by such Person through an agreement to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness (which agreement is entered into primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss); provided that Indebtedness shall not include any accrued liabilities arising out of business operations (including any trade payables, accrued expenses or deferred or prepaid revenue) of such Person.

“Independent Accountant” means a “Big Four” accounting firm selected by the Board or such other internationally recognized accounting firm as agreed between Parent and Investor.

“Initial Shares” means the 4,846,154 Ordinary Shares and 30,046,154 Preferred Shares acquired by Investor pursuant to the Share Purchase Agreement.

“Initial Valuation” means an amount equal to $2,750,000,000, provided that if there is any breach of the representation and warranties set forth in Section 3.02(e) of the Share Purchase Agreement, the Initial Valuation shall be adjusted on a dollar-for-dollar basis by the amount that Indebtedness (which solely for the purposes of this definition, shall have the meaning ascribed to it in the Share Purchase Agreement) immediately prior to the Closing exceeds the amount of such Indebtedness as set forth in such representation and warranties.

“Investor Entities” means Investor and/or any Permitted Transferee(s) of Investor for so long as they directly own any Securities.

“Investor Exit Event” means the consummation of (a) any Sale by the Investor Entities to one or more Third Parties of more than 50%, determined in the aggregate with all prior Sales, of the Acquired Shares; or (b) any Transfer of any equity securities of any Subsidiary of Alibaba which results in Alibaba directly, or indirectly through the Investor Entities (of which Alibaba owns directly, or indirectly through AIL, more than 75% of the issued and outstanding equity securities) holding less than 50% of the Acquired Shares.

“Knowledge” means, with respect to Investor or a Permitted Transferee of Investor, the actual knowledge of Alibaba and the actual knowledge that Alibaba would reasonably be expected to have after due inquiry, and with respect to any other Person, the actual knowledge of such Person and the actual knowledge that such Person would reasonably be expected to have after due inquiry.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy or interpretation of any Governmental Authority with jurisdiction over the Company or the Shareholders, as the case may be.

“Management Shareholders” means, collectively, the individuals whose names are set forth on Schedule 2.

“Material Related Party Transaction” means any transaction that involves any of the following:

(a) payments (including repayments of any Indebtedness) to be made by any member of the Company Group to any member of the Parent Group that exceed $30 million in any single transaction or series of related transactions, or $100 million in the aggregate over any 12-month period;

(b) incurrence of Indebtedness by any member of the Company Group to any member of the Parent Group, and, without duplication, any costs, expenses, fees and other amounts which are (i) unsettled or (ii) have been or are to be allocated or charged to the Company or any of its Subsidiaries by Parent or any of its other Affiliates, that exceeds $30 million in any single transaction or series of related transactions, or $100 million in the aggregate over any 12-month period;

(c) grant of any rights or licenses by any member of the Company Group to any member of the Parent Group with a value that exceeds $30 million in any single transaction or series of related transactions, or $100 million in the aggregate over any 12-month period (in each case, whether such amounts are the consideration received or the fair value of such rights or licenses);

(d) allocation of material revenue or costs between any member of the Company Group, on the one hand, and any member of the Parent Group, on the other hand, except in accordance with the Allocation Rules;

(e) allocation of material assets, services or employees (including assets or services owned or provided by third parties) between any member of the Company Group, on the one hand, and any member of the Parent Group, on the other hand, except in accordance with the Allocation Rules; and

(f) any transaction or agreement between any senior executive officer of the Company (including any Management Shareholder) or any Affiliate thereof or any member of the Parent Group, on the one hand, and any member of the Company Group, on the other hand, that involves any payment or exchange or transfer of value exceeding $1 million for any single transaction or agreement or series of related transactions or agreements, or $5 million in the aggregate over any 12-month period (in each case, whether such amounts are the payments to be made or the fair value of the subject matter of such transactions or agreements), other than for amounts in relation to compensation, equity-based incentive grants or similar remuneration to such senior executive officer under agreements entered into (i) prior to the Full Option Exercise and that have been previously authorized by the compensation committee of the Parent Board or (ii) following the Full Option Exercise and that have been previously authorized by the compensation committee of the Board.

“New Securities” means any newly issued Securities, whether now authorized or not, and any rights, options or warrants to purchase such Securities, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for Securities; provided that the term “New Securities” does not include (i) Securities issued to the employees, consultants, officers or directors of any member of the Company Group, or which have been reserved for issuance, pursuant to any equity-based incentive plans approved by the Relevant Board in accordance with Section 2.03, including the Option Plan; (ii) Securities issued to all shareholders of the Company on a pro rata basis in connection with any share split, share dividend, combination, reclassification or recapitalization of the Company; (iii) Securities issued and offered for sale in a Qualified IPO other than Securities issued to Parent or any of its Affiliates in a private placement to be consummated contemporaneously in a Qualified IPO or acquired by Parent or any of its Subsidiaries in such Qualified IPO; (iv) Securities issued upon the conversion or exchange of convertible or exchangeable securities of the Company (pursuant to the terms of such securities) that are outstanding as of April 29, 2013, including Securities issued upon the conversion of any Preferred Shares; (v) Securities issued upon the conversion or exchange of convertible or exchangeable Securities issued in accordance with this Agreement (pursuant to the terms of such Securities); or (vi) Securities issued upon any exercise of the Option in accordance with the terms of this Agreement.

“Offered Shares” means (a) in the case of an Investor ROFO, the Investor ROFO Shares, and (b) in the case of a Parent ROFO, the Parent ROFO Shares.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.00025 per share.

“Parent Board” means the board of directors of Parent.

“Parent Exit Event” means the consummation of any Sale of Securities by Parent or equity securities of any member of the Parent Group which, in each case, results in Parent directly or indirectly holding less than 50% of the Ordinary Shares held by Parent as of April 29, 2013 (as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like).

“Parent Group” means Parent and each of its Subsidiaries, other than members of the Company Group.

“Permitted Transferee” means, (a) with respect to Investor, any Person in which Alibaba or AIL directly owns, legally and beneficially, more than 75% of the issued and outstanding equity securities of such Person; provided that the equity securities of such Person not directly, legally and beneficially, owned by Alibaba or AIL shall be owned by Existing Financial Investors, (b) with respect to Parent, any wholly-owned subsidiary of Parent, and (c) with respect to any Management Shareholder or Option Employee, (i) the family members of such Management Shareholder or Option Employee or (ii) a trust or other Person established by, or for the sole benefit of, such Management Shareholder or Option Employee or his or her family members for bona fide tax and/or estate planning purposes and Controlled and wholly beneficially owned by, or solely for the benefit of, such Management Shareholder or Option Employee and/or his or her family members.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended.

“Pledge” means with respect to any securities, property or other asset, the creation, incurrence or assumption of any Encumbrance directly or indirectly over any such securities, property or other asset, provided, however, that any creation, incurrence or assumption of any Encumbrance of any equity securities of Parent, AIL or any of their respective direct or indirect holding companies shall not be deemed to be a Pledge of any securities, property or other asset held directly or indirectly by Parent, AIL or any Investor Entity as the case may be.

“PRC” means the People’s Republic of China.

“Preferred Shares” means participating preferred convertible shares of the Company, par value $0.00025 per share, with rights attached to such shares as are set out in the Articles of Association.

“Prospective Seller” means (a) in the case of an Investor ROFO, Parent or the relevant Management Shareholder (in each case subject to the terms set forth in Section 4.05(a)), and (b) in the case of a Parent ROFO, Investor (subject to the terms set forth in Section 4.05(b)).

“Qualified IPO” means the first underwritten public offering of the Ordinary Shares on an internationally recognized securities exchange or automated quotation system, (including any such securities exchange or automated quotation system in the U.S. or Hong Kong) that (a) results in gross proceeds (before deduction of expenses and underwriting commissions and discounts) to the Company of at least $450 million; (b) results in issuances of Securities in such offering, including any Securities that may be issued upon the exercise of any over-allotment option granted to any underwriters, of no more than 15% of the Fully-Diluted Equity immediately after the consummation of such offering (giving effect to any applicable Post-Closing Redemption) and the issuance of the Option Shares; and (c) (i) in the event Investor has not effected a Qualified Option Exercise, with an offering price per Ordinary Share that results in the pre-money equity valuation of the Company implied in such public offering being in excess of 1.5 times the Initial Valuation and (ii) in the event Investor has effected a Qualified Option Exercise, with an offering price per Ordinary Share that is equal to or exceeds the Option Price (in each case, as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like).

“Qualified New Investor” means a Person that, except as may be otherwise agreed by the Company, satisfies each of the following requirements: (a) such Person is an investment fund or a financial institution whose primary business is investment for financial purpose (or an investment vehicle of any of the foregoing formed for the purpose of making an investment in the Company), (b) such Person is not Controlled by a Competitor or a Governmental Authority, or a Subsidiary of a Competitor or a Governmental Authority and such Person is not an Affiliate of a Competitor or a Subsidiary of a Competitor, (c) if such Person is a limited partnership, the general partner of such Person is not a Competitor, a Governmental Authority or an operating company, or a Subsidiary of a Competitor, a Governmental Authority or an operating company, and (d) such Person does not beneficially own any equity securities in and does not have any seats on the Board of Directors (or equivalent governing body) of a Competitor or a Subsidiary of a Competitor, provided that such Person may beneficially own no more than 5% in a Competitor or a Subsidiary of Competitor that is publicly listed on an internationally recognized securities exchange.

“Qualified Option Exercise” means the consummation of the purchase by Investor of Option Shares pursuant to an exercise by Investor of the Option such that, immediately following such purchase of Option Shares, Investor shall have acquired (in one or more exercises of the Option) Ordinary Shares with an aggregate purchase price equal to or exceeding $300 million.

“Qualified Transfer” means the consummation of (a) any Sale by the Investor Entities to one or more Third Parties of 25% or more, determined in the aggregate with all prior Sales, of the Acquired Shares; or (b) any Transfer of equity securities of any Subsidiary of Alibaba which results in Alibaba directly, or indirectly through the Investor Entities (of which Alibaba owns directly, or indirectly through AIL, more than 75% of the issued and outstanding equity securities) holding 75% or less of the Acquired Shares.

“Relevant Board” means (i) at any time prior to the Full Option Exercise, the Parent Board or (ii) at any time following the Full Option Exercise and the appointment of the Investor Director(s) pursuant to Section 2.02(a), the Board.

“Restricted Securities” means all Securities other than (a) Securities that have been registered under a registration statement pursuant to the Securities Act, (b) Securities with respect to which a Sale has been made in reliance on and in accordance with Rule 144 or (c) Securities with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance reasonably satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (ii) a “no action” letter from the staff of the SEC, to the effect that subsequent transfers of such Securities may be effected without registration under the Securities Act or compliance with Rule 144.

“ROFO Holder” means (a) in the case of an Investor ROFO, Investor, and (b) in the case of a Parent ROFO, Parent.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Sale” means, in respect of any securities, property or other asset, any direct or indirect sale, assignment, transfer, distribution or other disposition thereof (including any effective economic disposition of any interest therein or by virtue of any issuance of equity securities of any Person holding such securities, property or other asset) or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing, provided, however, that any issuance or disposition of any equity securities of Parent or AIL or any of their respective direct or indirect holding companies shall not be deemed to be a Sale of any securities, property or other asset held directly or indirectly by Parent, AIL or any Investor Entity, as the case may be.

“Securities” means any equity interest of or shares of any class in the share capital (ordinary equity, preferred or otherwise) of the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company, other than the Option.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Purchase Agreement” means the share subscription and purchase agreement, dated April 29, 2013, by and among Investor, Parent and the Company, as may be amended from time to time.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, the Subsidiaries of any Person shall include the VIEs of such Person.

“Third Party” means any Person that is not the Investor, Parent or a Permitted Transferee of Investor or Parent.

“Transfer” means, in respect of any securities, property or other asset, any direct or indirect sale, assignment, transfer, distribution or other disposition thereof (including any effective economic disposition of any interest therein, including, without limitation, by virtue of any issuance or disposition of equity securities of (x) any Person holding such securities, property or other asset, or (y) any direct or indirect holding company of such Person) or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing, provided, however, that any issuance or disposition of any equity securities of Alibaba shall not be deemed to be a Transfer of any securities, property or other asset held directly or indirectly by Alibaba.

“U.S. Qualified IPO” means a Qualified IPO on the Nasdaq Global Market or New York Stock Exchange.

“VIE” of any Person means any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person.

(b) The following terms have the meanings set forth in the section set forth opposite such term:

Term	Section
Actual Public Filing Date	3.02(c)(i)
Alibaba	Recitals
Annual Report	5.01(a)(ii)
Board Representation Assignment	2.02(b)
Board Representation Rights	2.02(a)
Breach Discussion Period	7.01(b)(iv)
Breach Dispute Notice	7.01(b)(i)
Breach Notice	7.01(b)(i)
Breach Notice Period	7.01(b)(i)
Company	Preamble
Company Option Shares	3.04(a)
Confidential Information	6.06(a)
Consent Matters	2.03(a)
Cure Period	7.01(b)(iv)
Deemed Material Breach	7.01(b)(ii)
Disclosing Party	6.06(a)
Discounted IPO Price	3.03(a)
Dispute	7.01(b)(i)
Employee Option Shares	3.01(a)
First Transferee	2.03(b)
Full Option Exercise Amount	3.04(a)
Full Option Exercise Election	3.04(a)
Guarantee and Undertaking	Recitals
ICC	8.08
ICC Rules	8.08
Initial Shares	Recitals
Investment	6.06(b)(iv)

Term	Section
Investment Proposal	6.04(c)(i)
Investor	Preamble
Investor Directors	2.02(a)
Investor ROFO	4.05(a)
Investor ROFO Shares	4.05(a)
Lock-Up Period	4.02(a)
Management Sale	4.05(a)
Material Breach	7.01(b)(i)
Notice of Election	4.05(d)(i)
Notice of Issuance	6.01(b)
Offer Notice	4.05(a)
Offer Period	4.05(d)(i)
Offer Price	4.05(a)
Option	3.01(a)
Option Closing	3.04(a)
Option Closing Certificate	3.04(b)
Option Employees	3.01(a)
Option Exercise Period	3.02(a)
Option Notice	3.04(a)
Option Price	3.03(a)
Option Shares	3.01(a)
Parent	Preamble
Parent Option Shares	3.01(a)
Parent ROFO	4.05(b)
Parent ROFO Shares	4.05(b)
Post-Closing Redemption	3.04(e)
Proposed Passive Investment	6.04(c)(i)
Proposed Public Filing Date	3.02(c)(i)
Prospective Transferee	4.06(b)
Public Filing Notice	3.02(c)(i)
Qualified Consent Matters	2.03(b)
Receiving Party	6.06(a)
Redemption Option Shares	3.01(a)
Reference Price	3.03(a)
Registrable Securities	6.05(a)
Relevant Issue	6.01(a)
Remaining Shares	4.05(f)
Representatives	5.02(a)
Requisite Shareholding	2.03(b)
Restricted Business	6.04(b)
SEC	3.02(c)
Share Purchase Agreement	Recitals
Shareholder	Preamble
Transfer Period	2.03(b)

SECTION 1.02. Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its successors and permitted assigns;

(viii) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(ix) the use of the term “or” is not intended to be exclusive; and

(x) references to Ordinary Shares (on an as-converted basis) owned or held by Investor shall exclude any Option Shares entitled to be acquired by Investor pursuant to any exercise of the Option insofar as Investor has not acquired such Option Shares pursuant to any exercise of the Option.

ARTICLE II

GOVERNANCE

SECTION 2.01. Agreement to Vote. Each Shareholder agrees to vote all of its Securities, and the Company agrees to take all necessary measures, in order to carry out the agreements set forth in this Article II and to prevent any action by the Shareholders that is inconsistent with such agreements.

SECTION 2.02. Size and Composition of Board. (a) At any time following (but not prior to) the Full Option Exercise and prior to the consummation of an Investor Exit Event, Investor shall be entitled to appoint a number of Directors (the “Investor Directors”) in proportion to the percentage of the Fully-Diluted Equity held by Investor, such number of Directors to be rounded down to the closest integer but to be no fewer than one Director (the “Board Representation Rights”); provided that following the consummation of a Qualified IPO, the Board Representation Rights shall be effected through a voting agreement to be entered into between Parent and Investor prior to the consummation of such Qualified IPO (and not effected in the Articles of Association), which shall provide that: (i) out of the total number of non-independent Directors, Investor shall be entitled to appoint such number of non-independent Directors as is proportional to the percentage of the Fully-Diluted Equity held by Investor (such number of non-independent Directors to be rounded down to the closest integer but to be no fewer than one); and (ii) out of the total number of independent Directors, Investor shall be entitled to nominate such number of independent Director candidates as is proportional to the percentage of the Fully-Diluted Equity held by Investor (such number of candidates to be rounded down to the closest integer); provided, further, that in the case of each of the foregoing, (A) the number of non-independent Directors Investor is entitled to appoint shall be no fewer than one Director following a Full Option Exercise and prior to the consummation of an Investor Exit Event; and (B) for so long as Investor holds fewer Ordinary Shares (on an as-converted basis) than Parent, Investor shall not, under any circumstances under the Board Representation Rights, be entitled to nominate a greater number of Directors than Parent (but subject to Investor being entitled to appoint no fewer than one non-independent Director to the Board after the Full Option Exercise and prior to the consummation of an Investor Exit Event).

(b) The rights of Investor set forth in Section 2.02(a) shall (i) survive and continue after the consummation of a Qualified IPO and (ii) terminate upon the consummation of an Investor Exit Event, provided, however, that notwithstanding the occurrence of an Investor Exit Event, the rights of the Investor under Section 2.02(a) may be assigned to any transferee to whom Investor transfers Acquired Shares in one or a series of related transactions within a three-month period so long as (i) such transferee is a Qualified New Investor and (ii) following such transfer, such Qualified New Investor holds and continues to hold at least 50% of the Acquired Shares (such assignment, a “Board Representation Assignment”). If at any time the Qualified New Investor holds less than 50% of the Acquired Shares, the rights of the Qualified New Investor assigned to it under the Board Representation Assignment shall automatically terminate. Except as otherwise agreed by the Company, any Person appointed as a director by a Qualified New Investor pursuant to a Board Representation Assignment (x) shall have experience or expertise in one or more of the following areas: Internet, social networking or microblogging, technology, finance or accounting and (y) shall not be a shareholder, director, officer, employee or Affiliate of a Competitor or a Subsidiary of a Competitor, or of any operating company whose principal business activities are primarily in the Internet industry, provided that such Person may beneficially own no more than 5% in a Competitor or a Subsidiary of Competitor that is publicly listed on an internationally recognized securities exchange, or of any operating company whose principal business activities are primarily in the Internet industry and, for the avoidance of doubt, any ownership interests held by such Person through a mutual fund or similar investment fund in which such Person does not direct investment decisions shall not be deemed to be beneficially owned by such Person.

(c) Notwithstanding anything set forth herein, (i) at no time shall any Third Party be entitled to appoint a number of Directors in a proportion greater than the percentage of the Fully-Diluted Equity held by such Third Party, and (ii) until such time as Investor shall have effected a Qualified Transfer, the number of Directors entitled to be appointed by any Third Party holding fewer Ordinary Shares (on an as-converted basis) than Investor shall be less than the number of Directors that Investor is entitled to appoint.

SECTION 2.03. Approval Required. (a) The Board shall have authority with respect to all aspects of the operation of the Company, provided, however, that except as set forth in Schedule 3, none of Parent, the Company or any of the Company’s Subsidiaries shall take any action with respect to the following matters relating to the Company or any of the Company’s Subsidiaries (collectively, the “Consent Matters”), except with the prior written consent of Investor:

(i) a dissolution, liquidation or winding-up;

(ii) any disposition (including the amendment or termination of any organization documents of, or contractual arrangements with, a VIE of the Company that prevents the consolidation of such VIE with the Company) that exceeds $30 million in any single transaction or series of related transactions or $100 million in the aggregate over any 12-month period (in each case, whether such amounts are the consideration received or the fair value of assets disposed or a VIE no longer consolidated with the Company);

(iii) any Material Related Party Transaction;

(iv) any declaration, making or payment of any dividend or distribution (whether in cash, securities or other property) or other than pursuant to an equity-based incentive plan approved by the Relevant Board (including the Option Plan) and in accordance with Section 2.03(a)(vii), any buy-back of securities or reduction of share capital, other than the Redemption (as defined in the Share Purchase Agreement) and the Post-Closing Redemption;

(v) any amendment to the Articles of Association or the constitutional documents of any of the Company’s Subsidiaries that disproportionately and adversely affect in any material respect the rights of Investor as a shareholder of the Company; provided that any amendments to the terms of the Preferred Shares shall be subject to a class vote of the holders of Preferred Shares in accordance with applicable Law and the Articles of Association;

(vi) any issuance of Securities, other than (A) at any time following April 29, 2014, issuances (whether in any one transaction or together with all other transactions) of Securities that represent, in the aggregate, no more than 15% of Fully-Diluted Equity; (B) on or prior to April 29, 2014, issuances (whether in any one transaction or together with all other transactions) of Securities that represent, in the aggregate, no more than 15% of Fully-Diluted Equity, provided that each such issuance is consummated at a price per Ordinary Share (on an as-converted basis) that is no lower than the highest price per Ordinary Share (on an as-converted basis) paid by Investor for the Acquired Shares (as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like) and the terms of each such issuance are not more favorable in any material respect to the purchaser(s) or subscriber(s) of such Securities than the terms of Investor’s purchase of the Acquired Shares; (C) issuances of Securities pursuant to an equity-based incentive plan approved by the Relevant Board, including the Option Plan; (D) issuances of Securities on a pro rata basis in connection with any share splits, share dividends, combinations, reclassifications, recapitalizations, rights issuances and the like; (E) issuances of Securities to be offered in a Qualified IPO; (F) issuances of Securities upon the conversion or exchange of convertible or exchangeable Securities issued in accordance with this Agreement, pursuant to the terms of such Securities; or (G) Securities issued upon the conversion of any Preferred Shares;

(vii) any establishment of, or amendment to, any equity-based incentive plan that would result (whether in any one transaction or together with all other transactions) in the Securities issuable upon the exercise, conversion or exchange of the options and other equity awards authorized under all equity-based incentive plans of the Company (including the Option Plan and other existing equity-based incentive plans of the Company), in the aggregate, exceeding 43,750,000 Ordinary Shares (as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like);

(viii) any creation of any mortgages, charges, pledges, security interests, liens or other encumbrances in respect of any Indebtedness in excess of $100 million in the aggregate over any 12-month period;

(ix) any incurrence of Indebtedness in excess of $100 million in the aggregate over any 12-month period; or

(x) any entry into, or termination or amendment of any non-ordinary course exclusive license or other contract that primarily relates to, or whose principal value is derived from, an exclusive license, or any sale or other transfer to a third party of any material Intellectual Property owned by the Company or any of its Subsidiaries.

provided, that in no event shall any of the foregoing be construed as requiring Parent, the Company or any of the Company’s Subsidiaries to obtain the consent of Investor with respect to actions reasonably necessary to effect a Qualified IPO.

(b) The Consent Matters set forth in subsections (i), (iv), (v), (viii) and (ix) above shall be referred to as the “Qualified Consent Matters”. Investor’s right of consent in respect of each of the Qualified Consent Matters shall terminate upon the earlier of (i) the consummation of a Qualified IPO and (ii) the consummation of a Qualified Transfer; provided, however, that in the case of a Qualified Transfer, (A) the consent rights in respect of the Qualified Consent Matters shall survive in respect of any Person (including any Third Party) to whom Investor directly effects a transfer (the “First Transferee”), in accordance with the provisions of Article IV, of a number of Ordinary Shares (on an as-converted basis) greater than 75% of the Acquired Shares (the “Requisite Shareholding”) in one or a series of related transactions within a three-month period (the “Transfer Period”), provided that Investor shall provide the Company with written notice at least five (5) days prior to the commencement of the Transfer Period setting forth the identity of the First Transferee and the proposed date of first transfer of Securities to the First Transferee; and the consent rights in respect of the Qualified Consent Matters shall survive in respect of the First Transferee so long as the First Transferee legally and beneficially owns, in the aggregate, a minimum number of Ordinary Shares (on an as-converted basis) greater than the Requisite Shareholding and all references to “Investor” under the Qualified Consent Matters shall refer to the First Transferee; (B) in the event that at any time within the Transfer Period, Investor, the First Transferee and their respective Affiliates do not legally and beneficially own, in the aggregate, Ordinary Shares (on an as-converted basis) equal to or greater than the Requisite Shareholding, the consent rights in respect of the Qualified Consent Matters shall immediately expire; and (C) subject to the foregoing sub-clause (B), at any time during the Transfer Period but prior to the consummation by Investor of any transfer of Securities that results in Investor or the First Transferee legally and beneficially owning, in the aggregate, Ordinary Shares (on an as-converted basis) equal to or greater than the Requisite Shareholding, the consent rights in respect of the Qualified Consent Matters shall be exercised solely by Investor.

(c) Investor’s right of consent in respect of each of the Consent Matters (other than in respect of the Qualified Consent Matters) shall terminate upon the earliest of (i) the consummation of a Qualified IPO, (ii) the consummation of a Qualified Transfer and (iii) April 29, 2018 in the event Investor has not effected a Qualified Option Exercise on or prior to April 29, 2018.

SECTION 2.04. Post-IPO ESOP Pool. From and after the earlier of (i) the adoption of the Company’s 2014 Share Incentive Plan and (ii) a Qualified IPO and until the earlier of (x) the 5th anniversary thereof and (y) an Investor Exit Event, without the prior written consent of Investor, the Company shall not amend any of the Company’s equity-based incentive plans (including the Company’s 2014 Share Incentive Plan) to increase the number of Securities issuable thereunder or establish any other equity-based incentive plan.

ARTICLE III

OPTION

SECTION 3.01. Option. (a) Investor shall have an option (the “Option”) to acquire, and the Company shall issue and allot and/or cause to be transferred to Investor and/or its Permitted Transferees upon exercise by Investor of the Option, additional Ordinary Shares (the “Option Shares”) which, when aggregated with the Initial Shares, represent up to 30% of the Fully-Diluted Equity (after taking into account any applicable Post-Closing Redemption) immediately after such issuance of the Option Shares (pursuant to one or more exercises of the Option in accordance with the provisions of this Article III); provided, however that, pursuant to any exercise of the Option by Investor, up to 20% of the number of Option Shares to be acquired upon any exercise of the Option by Investor may be in the form of (i) Ordinary Shares (the “Employee Option Shares”) owned by individuals employed by Parent, the Company or their Subsidiaries (the “Option Employees”) or the Permitted Transferees of such individuals, to be sold to Investor in accordance with the provisions set forth in this Article III and/or (ii) Ordinary Shares to be issued and allotted by the Company (the “Redemption Option Shares”); and provided further that up to 80% of the number of Option Shares to be acquired upon any exercise of the Option by Investor may be in the form of Ordinary Shares (the “Parent Option Shares”) owned by Parent. If applicable, Parent and the Company shall, pursuant to any exercise of the Option by Investor, procure the sale of the Employee Option Shares by the Option Employees in accordance with the provisions set forth in this Article III.

(b) Notwithstanding anything set forth herein but without prejudice to Section 3.04(b), Investor shall not effect or permit to be effected a Sale of the Option, in whole or in part, to any Person, other than a transfer, in whole but not in part, to a Permitted Transferee.

SECTION 3.02. Option Exercise Period. (a) Investor shall have the right to exercise the Option, in whole or in part, at any time, but not to exceed three (3) times, commencing on April 29, 2013 and ending on the date that is the earlier of (such period, the “Option Exercise Period”): (i) the consummation of a Qualified IPO and (ii) April 29, 2018.

(b) Notwithstanding Section 3.02(a), the Option shall expire immediately upon the earlier of the consummation of (i) a Qualified Transfer and (ii) the Full Option Exercise.

(c) Notwithstanding Section 3.02(a) and 3.02(b), in the event that the Company has made a submission to the U.S. Securities and Exchange Commission (the “SEC”) with respect to a U.S. Qualified IPO:

(i) by no later than eight (8) days prior to the proposed date of the first public filing of a registration statement by the Company with the SEC with respect to such U.S. Qualified IPO (the “Proposed Public Filing Date,” and the actual date of such first public filing, the “Actual Public Filing Date”), the Company shall provide written notice to Investor specifying the Proposed Public Filing Date, together with the current draft of the registration statement proposed to be publicly filed to the SEC in connection with such Qualified IPO (the “Public Filing Notice”), and thereafter, shall promptly provide Investor copies of the revised drafts of such registration statement as well as the final version of such registration statement that is submitted or filed with the SEC;

(ii) if the Company has delivered the Public Filing Notice to Investor in accordance with Section 3.02(c)(i), and Investor fails to deliver an Option Notice on or prior to the Proposed Public Filing Date (the “Exercise Deadline”), subject to Section 3.02(c)(iv), the Option (or such portion of the Option not exercised) shall be deemed to have expired; provided, however, that if the Actual Public Filing Date is delayed for a period of time longer than seven (7) days following the Proposed Public Filing Date, such Option Notice shall become revocable and the Company shall provide a new Public Filing Notice in accordance with Section 3.02(c)(i) (such new Proposed Public Filing Date set forth in such new Public Filing Notice shall be the Proposed Public Filing date for the purposes of this Article III);

(iii) subject to Section 3.02(c)(ii) and Section 3.02(c)(iv), the Option Notice shall be irrevocable; and

(iv) in the event that such Qualified IPO is not consummated within three (3) months of the Proposed Public Filing Date, any prior exercise or expiration of the Option shall be disregarded and the Option shall remain fully exercisable until the earlier of (i) the consummation of a Qualified IPO and (ii) April 29, 2018.

SECTION 3.03. Option Price. (a) The purchase price per Option Share (the “Option Price”) with respect to any exercise of the Option by Investor shall be equal to the lower of (i) an amount that represents a 15% discount to the offering price per Ordinary Share in a Qualified IPO (the “Discounted IPO Price”) and (ii) the amount per Ordinary Share that would imply a pre-money equity valuation (on a Fully-Diluted Basis) of the Company that is equal to twice (2x) the Initial Valuation (the “Reference Price”); provided that in the event that Investor effects an exercise of the Option prior to the commencement of a Qualified IPO, the Option Price with respect to such exercise shall be equal to the Reference Price.

(b) Notwithstanding Section 3.03(a), in the event that applicable stock exchange rules or regulations shall require an exercise of the Option by Investor prior to the determination of the Discounted IPO Price or otherwise prohibit an exercise of the Option by Investor at the Discounted IPO Price, Investor and Parent will negotiate in good faith to agree on an alternative amount that shall be the Discounted IPO Price and appropriate timing and procedures for the exercise of the Option, so that such alternative amount, timing and procedures reflect and replicate the economic substance of the Discounted IPO Price set forth in this Article III and the exercisability of the Option immediately prior to the consummation of a Qualified IPO to the extent possible in accordance with applicable stock exchange rules or regulations.

SECTION 3.04. Option Exercise Procedures. (a) Investor may exercise the Option by delivering to Parent and the Company a written notice substantially in the form attached hereto as Exhibit B (the “Option Notice”), at any time during the Option Exercise Period, stating Investor’s election to exercise, subject to Sections 3.02(c)(ii) and 3.02(c)(iv), the Option and the number of Option Shares to be acquired pursuant to such exercise, provided that Investor may elect to exercise the Option in full (the “Full Option Exercise Election”), in which case, the number of Option Shares, when taken together with the Acquired Shares immediately prior to such issuance of the Option Shares, shall be equal to 30% of the Fully-Diluted Equity (after taking into account any applicable Post-Closing Redemption) immediately after such issuance of the Option Shares and, in the event that the Option Closing is completed contemporaneously with the consummation of a Qualified IPO, after taking into account the Securities to be issued in such Qualified IPO (including any Securities issued upon the exercise of any over-allotment option granted to any underwriters in connection with such Qualified IPO) (the “Full Option Exercise Amount”). Upon an exercise of the Option as evidenced by the delivery of an Option Notice pursuant to this Section 3.04(a) and subject to Sections 3.02(c)(ii) and 3.02(c)(iv), Investor agrees to purchase, and each of the Company and Parent agrees to issue, allot and/or transfer, as the case may be, to Investor and/or its Permitted Transferees, as applicable, in each case pursuant to the terms and conditions of this Article III, the number of Option Shares set forth or described in the Option Notice evidencing such exercise of the Option. The (i) issue and allotment by the Company to Investor of any Option Shares that are not Parent Option Shares, Redemption Option Shares or Employee Option Shares (the “Company Option Shares”) and the Redemption Option Shares, (ii) transfer by Parent to Investor of the Parent Option Shares to Investor and/or (iii) transfer by the Option Employees to Investor of the Employee Option Shares (an “Option Closing”) shall be completed as soon as reasonably practicable and in any event within ninety (90) days after the date of the Option Notice at such time and place as may be reasonably agreed between Investor and the Company, provided that in the event that the Company has commenced a U.S. Qualified IPO, the Option Closing shall be completed contemporaneously with, and subject to, the consummation of such U.S. Qualified IPO and provided further that in the event that the exercise of any over-allotment option granted to any underwriters in connection with a Qualified IPO would increase the Full Option Exercise Amount, the Option Closing with respect to the Option Shares comprising such increase shall be completed contemporaneously with the consummation of the settlement of such over-allotment option.

(b) In the event that Investor has delivered the Full Option Exercise Election, at least three (3) Business Days prior to each Option Closing, the Company shall determine the Full Option Exercise Amount (or if applicable in connection with the exercise of any over-allotment option granted to any underwriters in connection with a Qualified IPO, the increase in the Full Option Exercise Amount) in accordance with this Agreement and notify the Investor thereof. At least three (3) Business Days prior to each Option Closing, Investor shall deliver a notice to Parent and the Company setting forth the number or portion of Option Shares to be purchased by Investor and/or the Permitted Transferees of Investor and if applicable, name of each such Permitted Transferee. At each Option Closing, the Company and Parent shall, and Parent shall procure the Company to, deliver or cause to be delivered to Investor: (i) share certificates in the name of Investor and/or its Permitted Transferees representing the applicable Company Option Shares, Redemption Option Shares and/or Employee Option Shares, (ii) existing share certificates evidencing the Employee Option Shares or the Parent Option Shares, in each case, accompanied by relevant instruments of transfer duly executed in blank; (iii) a certified true copy of the Register of Members of the Company indicating that Investor and/or its Permitted Transferees are the registered holder of the applicable Option Shares; (iv) receipts for the aggregate Option Price for (A) the Company Option Shares, (B) the Parent Option Shares and (C) the Employee Option Shares and the Redemption Option Shares; and (v) a certificate of a duly authorized officer of the Company (the “Option Closing Certificate”) certifying that the representations and warranties set forth in Section 3.05 are true and correct in all respects.

(c) At each Option Closing, Investor shall deliver or cause to be delivered (i) to the Company, the aggregate Option Price for the Company Option Shares by wire transfer in immediately available funds to the bank account to be designated by the Company in a written notice to Investor at least three (3) Business Days prior to the intended date of such Option Closing, (ii) to Parent, the aggregate Option Price for the Parent Option Shares by wire transfer in immediately available funds to the bank account to be designated by Parent in a written notice to Investor at least three (3) Business Days prior to the intended date of such Option Closing and (iii) to Parent, the aggregate Option Price for the Redemption Option Shares and the Employee Option Shares by wire transfer in immediately available funds to the bank account to be designated by Parent in a written notice to Investor at least three (3) Business Days prior to the intended date of such Option Closing.

(d) Parent shall remit the portion of the aggregate Option Price to each Option Employee in respect of such portion of the Redemption Option Shares and/or Employee Option Shares, as applicable, sold by such Option Employee at such Option Closing net of any applicable withholding Taxes and any applicable exercise consideration and other costs and expenses payable by the relevant Option Employee. Investor shall not deduct or withhold Taxes in respect of the Option Price of the Employee Option Shares or the Redemption Option Shares, such withholding to be the sole responsibility of Parent.

(e) Parent shall use its best efforts to cause the Company to effect a redemption and/or repurchase of such number of Ordinary Shares and/or options issued under the Option Plan from Option Employees, effective as of each Option Closing, equal to the total number of Redemption Option Shares to be issued in respect of such Option Closing, provided, however, that if any such redemption and/or repurchase shall not have been effected as of such Option Closing, then as soon as reasonably practicable but in any event within thirty (30) days following such Option Closing, Parent shall, and shall cause the Company to, effect a redemption and/or repurchase of Ordinary Shares and/or options issued under the Option Plan to Option Employees such that the total number of Ordinary Shares and/or options redeemed or repurchased as of such Option Closing and during such 30-day period shall equal the number of Redemption Option Shares issued in respect of such Option Closing (a “Post-Closing Redemption”).

(f) Following the delivery of the Option Notice, each of Parent, the Company and Investor shall use reasonable endeavors to perform all further acts and things, and execute and deliver such further documents as Investor may reasonably require or as may be required by Law to implement and/or give effect to the issuance, allotment and transfer contemplated under this Article III.

SECTION 3.05. Representations and Warranties. At each Option Closing, the Company shall make the following representations and warranties to Investor:

(a)(i) the authorized share capital of the Company consists of the number of Ordinary Shares as set forth in the Option Closing Certificate; (ii) as of the date of the Option Closing, the number of Ordinary Shares shall be as set forth in the Option Closing Certificate and shall be issued and outstanding, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights; (iii) as of the date of the Option Closing, the number of Ordinary Shares authorized for issuance under the Option Plan shall be as set forth in the Option Closing Certificate, of which the number of Ordinary Shares may be issued pursuant to outstanding options and other equity-based incentive awards granted under the Option Plan shall be as set forth in the Option Closing Certificate; (iv) except for options or other equity-based incentive awards authorized or issued under the Option Plan, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Ordinary Shares or obligating either Parent or the Company to issue, transfer, sell, redeem, repurchase or acquire any Ordinary Shares, or any other equity interest in, the Company;

(b) the Company Option Shares and the Redemption Option Shares to be acquired by Investor and/or its Permitted Transferees, as the case may be, at such Option Closing (i) are validly issued, fully paid and nonassessable, (ii) are not issued in violation of, and not subject to, any preemptive or similar rights and (iii) shall be acquired by Investor free and clear of all Encumbrances;

(c) the Employee Option Shares and the Parent Option Shares to be acquired by Investor and/or its Permitted Transferees, as the case may be, at such Option Closing, are validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, and other than this Agreement or as provided in the Articles of Association, and when sold and transferred to Investor in accordance with this Agreement, Investor and/or its Permitted Transferees, as the case may be, will acquire full legal and beneficial ownership of such Employee Option Shares and Parent Option Shares free and clear of all Encumbrances;

(d) the offer, sale and issuance of the Company Option Shares and the Redemption Option Shares in accordance with this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act and each other analogous provision of applicable securities Law; and

(e) upon transfer of such Employee Option Shares and Parent Shares to Investor and/or its Permitted Transferees, as the case may be, and payment therefor in accordance with this Agreement, Investor and/or its Permitted Transferees, as the case may be, will acquire full legal and beneficial ownership of such Employee Option Shares free and clear of all Encumbrances, and there will be no agreement, arrangement or obligation to create or give any Encumbrances in relation to any such Employee Option Shares or Parent Option Shares, other than this Agreement or as provided in the Articles of Association.

ARTICLE IV

TRANSFER OF SHARES

SECTION 4.01. Legends. (a) The Company shall affix to each certificate evidencing Securities issued to Shareholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A SHAREHOLDERS’ AGREEMENT DATED AS OF APRIL 29, 2013, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

(b) In the event that any Securities shall cease to be Restricted Securities, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Securities without the first paragraph of the legend required by Section 4.01(a) endorsed thereon. Before issuing a new certificate omitting part or all of the first paragraph of the legend set forth in Section 4.01(a), the Company may request an opinion of counsel reasonably satisfactory to it to the effect that the restrictions discussed in the first paragraph of the legend to be omitted no longer apply to the Securities represented by such certificate. In the event that the Securities shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Securities without the legend required by the second paragraph of Section 4.01(a).

SECTION 4.02. Investor Lock-Up. (a) Notwithstanding anything set forth herein, during the period commencing on April 29, 2013 and ending on the date that is the earlier of (i) April 29, 2014 and (ii) the consummation of a Parent Exit Event (such period, the “Lock-Up Period”), the Investor Entities shall not effect or permit to be effected a Sale or Pledge of any Securities now or hereafter owned or held by them, without the prior written consent of Parent, other than (A) a direct transfer of any Securities by any Investor Entity to another Investor Entity or (B) any transfer or issuance of up to 25% of the issued and outstanding equity securities of any Investor Entity (in the case of an issuance, after taking into account such issuance) to Existing Financial Investors (it being understood that in no event shall any transfer or issuance pursuant to the foregoing sub-clause (B) result in neither Alibaba nor AIL directly owning, legally and beneficially, 75% or more of the issued and outstanding equity securities of such Investor Entity after such transfer or issuance).

(b) No Sale or Pledge of Securities by Investor to a Permitted Transferee shall be effective if a purpose or effect of such Sale or Pledge shall have been to circumvent the provisions of this Section 4.02.

SECTION 4.03. Restrictions on Sales or Pledges to Competitors. Notwithstanding any provision of this Agreement, neither Parent, any Management Shareholder nor any of their Permitted Transferees, on the one hand, or any Investor Entity, on the other hand, shall effect any Sale or Pledge, and each such party shall ensure that no Sale or Pledge occurs in respect of, all or any part of its interest in any Securities now or hereafter owned or held by such party, to any Competitor or any Subsidiary thereof, other than with the prior written consent of Investor (in the case of a proposed Sale or Pledge by Parent, any Management Shareholder or any of their Permitted Transferees) or Parent (in the case of a proposed Sale or Pledge by any Investor Entity).

SECTION 4.04. Improper Sale or Pledge. Any attempt not in compliance with this Agreement to make any Sale or Pledge of any Securities (including the Option) shall be null and void and of no force and effect, the Company shall not give any effect in the Company’s share records to such attempted Sale or Pledge.

SECTION 4.05. Right of First Offer. (a) If at any time from April 29, 2013 and prior to the consummation of an Investor Exit Event, (i) Parent or any of its Permitted Transferees desires to effect a Sale of all or any portion of Securities it owns or holds to a Third Party or Third Parties (including any transfer by operation of law, merger, recapitalization or other similar transaction), other than up to 7,000,000 Ordinary Shares (calculated in aggregate with all such prior Sales, and as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like), or (ii) any Management Shareholder or any of his or her Permitted Transferees desires to effect a Sale of all or any portion of Securities he or she owns or holds to a Third Party or Third Parties, other than up to 20% of the Ordinary Shares (on an as-converted basis) or Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants or other rights to acquire Ordinary Shares held by such Person(s) as at April 29, 2013 (calculated in aggregate with all such prior Sales and as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like) (each, a “Management Sale”), in each case, Parent shall deliver a written notice (an “Offer Notice”) thereof to Investor, which notice shall set forth all of the material terms and conditions, including the number of Securities to be sold (the “Investor ROFO Shares”) and the purchase price per share (the “Offer Price”) (which shall be payable solely in cash in one lump sum payment), on which Parent or such Management Shareholder offers or their relevant Permitted Transferee(s) to sell the Offered Shares to Investor (the “Investor ROFO”); provided, however, none of the following transactions shall be subject to the Investor ROFO: (x) any Sale of any equity securities of Parent, (y) any Sale of any Securities by Parent (or any of its Permitted Transferees) to any Permitted Transferee of Parent or any Sale of any Securities among any such Persons, and (z) any Sale of any Securities by any Management Shareholder (or any of his or her Permitted Transferees) to any Permitted Transferee of such Management Shareholder or any Sale of any Securities among any such Persons.

(b) If at any time after the expiration of the Lock-Up Period and prior to the consummation of a Parent Exit Event, (i) any Investor Entity desires to effect a Sale of all or any portion of the Securities it owns or holds to a Third Party or Third Parties (including any transfer by operation of law, merger, recapitalization or other similar transaction), or (ii) Alibaba or AIL desires to effect a Sale of all or any portion of the equity securities of any Investor Entity to a Third Party or Third Parties that results in a direct or indirect Sale of the Securities owned or held by such Investor Entity (including any transfer by operation of law, merger, recapitalization or other similar transaction), in each case, Investor shall deliver an Offer Notice to Parent, which notice shall set forth all of the material terms and conditions, including the number of Securities subject to such Sale (the “Parent ROFO Shares”) and the Offer Price (which shall be payable solely in cash in one lump sum payment), on which Investor offers to sell the Offered Shares to Parent (the “Parent ROFO”); provided, however, that none of the following transactions shall be subject to the Parent ROFO: (A) any Sale of any equity securities of AIL or any of its direct or indirect holding companies, (B) any Sale of any Securities by any Investor Entity to any Permitted Transferee of Investor or any Sale of any Securities among any such Persons; (C) any Sale of up to 5% of the Acquired Shares by any of the Investor Entities, including as a result of a Sale of the equity securities of any Investor Entity (calculated in the aggregate with all such prior Sales) or (D) any transfer or issuance of up to 25% of the issued and outstanding equity securities of any Investor Entity (in the case of an issuance, after taking into account such issuance) to Existing Financial Investors (it being understood that in no event shall any transfer or issuance pursuant to this sub-clause (D) result in neither Alibaba nor AIL directly owning, legally and beneficially, 75% or more of the issued and outstanding equity securities of such Investor Entity after such transfer or issuance); provided however that the Parent ROFO shall apply to any Sale contemplated by paragraph (C) or (D) that, when aggregated with any other Sales made pursuant to paragraph (C) or (D), would result in Alibaba and AIL, in the aggregate, ceasing to hold, indirectly through the Investor Entities 75% or more of the Acquired Shares.

(c) The provisions set forth in Section 4.05(d) to 4.05(h) shall apply in respect of each Investor ROFO and each Parent ROFO.

(d)(i) The receipt of an Offer Notice by a ROFO Holder shall constitute an exclusive offer by a Prospective Seller to sell to such ROFO Holder any or all of the Offered Shares at the Offer Price. Such offer shall remain open and irrevocable until the expiration of thirty (30) days after receipt of such Offer Notice by the ROFO Holder (the “Offer Period”). At any time prior to the expiration of the Offer Period, the ROFO Holder shall have the right to accept the Prospective Seller’s offer as to any or all of the Offered Shares by giving a written notice of election (the “Notice of Election”) to the Prospective Seller.

(ii) If the ROFO Holder accepts the Prospective Seller’s offer in accordance with this Section 4.05(d), the ROFO Holder shall purchase from the Prospective Seller, and the Prospective Seller shall sell to the ROFO Holder, such number of Offered Shares as to which the ROFO Holder shall have accepted the Prospective Seller’s offer pursuant to subparagraph (d)(i) above. The price per Security to be paid by the ROFO Holder shall be the Offer Price specified in the Offer Notice, payable in immediately available funds and in accordance with the terms of the Offer. In the event the ROFO Holder has not elected to purchase the entire amount of Offered Shares, the Prospective Seller may sell such remaining amount of Offered Shares in accordance with Section 4.05(f) as Remaining Shares.

(e) The Prospective Seller and the ROFO Holder shall select, for consummation of the Sale of Offered Shares to the ROFO Holder, a date not later than thirty (30) days (or longer, if so required pursuant to applicable Law) after the expiration of the Offer Period. At the consummation of such Sale, (i) the Prospective Seller shall, against delivery by the ROFO Holder of the Offer Price multiplied by the number of Securities being purchased by the ROFO Holder, deliver to the ROFO Holder certificates evidencing the Offered Shares being sold, duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to the ROFO Holder duly executed by the Prospective Seller, free and clear of any and all Encumbrances other than this Agreement or as provided in the Articles of Association; and (ii) the Prospective Seller shall procure that upon transfer of such Offered Shares to the ROFO Holder and payment therefor in accordance with this Agreement, the ROFO Holder will acquire such Offered Shares free and clear of all Encumbrances, and there will be no agreement, arrangement or obligation to create or give any Encumbrances in relation to any Offered Shares, other than this Agreement or as provided in the Articles of Association.

(f) In the event that (i) the ROFO Holder shall have received an Offer Notice from a Prospective Seller but the Prospective Seller shall not have received a Notice of Election indicating a desire to purchase, in the aggregate, all the Offered Shares prior to the expiration of the Offer Period or (ii) the ROFO Holder shall have given a Notice of Election to the Prospective Seller but shall have failed to consummate, as a result of a breach or fault of the ROFO Holder, a purchase of the Offered Shares it elected to purchase in such Notice of Election within the time frame specified in paragraph (e) above, then the Prospective Seller shall thereafter be entitled to effect a Sale of all Offered Shares not accepted for purchase by the ROFO Holder pursuant to a Notice of Election and/or, if applicable, all Offered Shares elected for purchase in the Notice of Election but the purchase of which the ROFO Holder so failed to consummate as a result of a breach or fault of the ROFO Holder (the “Remaining Shares”); provided that:

(A) the total number of Securities sold by the Prospective Seller to any one or more Third Parties shall be not more than the number of Remaining Shares; and

(B) all the Securities that are sold or otherwise disposed of by the Prospective Seller pursuant to this paragraph (f) are sold (1) within sixty (60) days (or longer, if so required pursuant to applicable Law) after the expiration of the Offer Period, (2) at an amount not less than the Offer Price (on a per share basis) included in such Offer Notice and (3) on material terms and conditions no more favorable to the prospective transferee than those specified in such Offer Notice.

(g) In the event that the ROFO Holder shall have received an Offer Notice from a Prospective Seller, the Prospective Seller shall not have received a Notice of Election indicating a desire to buy all the Offered Shares prior to the expiration of the Offer Period and such Prospective Seller shall not have sold the Remaining Shares before the expiration of the period specified in subclause (f)(B) above, then such Prospective Seller shall not give another Offer Notice for a period of one hundred eighty (180) days from the day the Offer Notice was delivered.

(h) Notwithstanding anything in this Section 4.05, the provisions of this Section 4.05 shall not be applicable to any Sale to a Permitted Transferee.

SECTION 4.06. Permitted Transferees.

(a) Each Shareholder and each Management Shareholder shall (i) remain responsible for the performance of this Agreement by each Permitted Transferee to which Securities are transferred by such Shareholder or Management Shareholder, and (ii) be liable for any breach of any representation, warranty, covenant or agreement by such Permitted Transferee contained in this Agreement, including any of the representations and warranties contained in the joinder to this Agreement executed by such Permitted Transferee. Notwithstanding any Sale of Securities by Investor to any of its Permitted Transferees, only one Investor Entity (which shall be Investor unless otherwise notified by Investor to Parent) shall be entitled to exercise any rights on behalf of all of the Investor Entities provided hereunder, in accordance with the terms and subject to the conditions specified herein, and no other Investor Entity shall be entitled to exercise any such rights (but shall be entitled to benefit from such rights). If any Permitted Transferee to which Securities is transferred by such Shareholder or Management Shareholder ceases to be a Permitted Transferee of such Shareholder, such Person shall reconvey such Securities to such Shareholder immediately before such Person ceases to be a Permitted Transferee of such Shareholder or Management Shareholder.

(b) Without prejudice to the other provisions of this Article IV, each Shareholder agrees that it will not, during the term of this Agreement, directly or indirectly, make any Sale of any Securities owned or held by such Shareholder unless prior to the consummation of any such Sale, such Person to whom such Sale is proposed to be made (a “Prospective Transferee”) executes and delivers a joinder to this Agreement (substantially in the form attached hereto as Exhibit A) to the Company and each Shareholder. Upon the execution and delivery by such Prospective Transferee of such joinder to this Agreement, Schedule 1 shall be amended to reflect the addition of such Prospective Transferee and any other changes in the ownership of Securities, and such Prospective Transferee shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Shareholder under this Agreement, in each case with respect to the Securities owned by such Prospective Transferee.

(c) In the event of any change in the shareholding of any of the Investor Entities, Investor shall, within ten (10) Business Days following any such change, provide the Company with a capitalization table summarizing in reasonable detail (i) each of the shareholders of such Investor Entity, (ii) unless previously provided to the Company, to the Knowledge of Investor, the Person Controlling such shareholder, and (iii) Alibaba’s indirect ownership of the Acquired Shares as of the date of such notice, together with a breakdown of Alibaba’s direct or indirect interests in the equity securities of each of the Investor Entities and their respective direct or indirect holding companies.

(d) Investor shall, within five (5) Business Days following a Qualified Transfer, an Investor Exit Event, or an Access Termination Event, as the case may be, provide a written notice to the Company of the occurrence thereof, setting forth in reasonable detail (i) the Sale or Transfer that has resulted in such the Qualified Transfer, the Investor Exit Event or the Access Termination Event, as the case may be, and (ii) Alibaba’s indirect ownership of the Acquired Shares as of the date of such notice, together with a breakdown of Alibaba’s direct or indirect interests in the equity securities of each of the Investor Entities and their respective direct or indirect holding companies.

SECTION 4.07. Provision of Information by Parent.

(a) Parent shall, within five (5) Business Days following any Sale of Securities by Parent or any of its Permitted Transferees, provide a written notice to Investor of the occurrence thereof, setting forth (i) the identity of the Person who acquired such Securities, and (ii) the number of Securities acquired by such Person.

SECTION 4.08. Obligations of Management Shareholders.

(a) Parent shall procure that the Management Shareholders and their Permitted Transferees comply with the provisions of this Agreement that are applicable to them, including ensuring that (i) any Sale or Pledge by any Management Shareholder or any of their Permitted Transferees shall comply with this Agreement and (ii) there shall be no Sales or Pledges by any Management Shareholder or any of their Permitted Transferees that would result in the breach or violation of the terms set forth in this Agreement.

ARTICLE V

BOOKS AND RECORDS; FINANCIAL STATEMENTS; ALLOCATION RULES

SECTION 5.01. Delivery of Information; Qualified IPO Disclosure Documents.

(a) The following information shall be transmitted by the Company to Investor at the times hereinafter set forth, until the consummation of an Access Termination Event:

(i) As soon as reasonably practicable and in any event within thirty (30) days after the approval of any annual budget and strategic plan of the Company Group by the Relevant Board, a copy of such approved annual budget and strategic plan;

(ii) As soon as reasonably practicable and in any event within ninety (90) days after the end of each fiscal year (which, if required, may be extended by Parent for up to an additional thirty (30) days or until five (5) Business Days after Parent makes a public filing in respect of the financial results of Parent and its Subsidiaries of such fiscal year), the consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP assuming all the carve-out criteria set forth under the Staff Accounting Bulletin Topic 5-Z, or such other generally accepted accounting principles required pursuant to securities laws applicable to Parent, and subject to procedures conducted by the Independent Accountant in accordance with U.S. generally accepted auditing standards, except that the Independent Accountant shall not be required to deliver a signed opinion in respect of such review (the foregoing financial statements and the related status report thereon, the “Annual Report”);

(iii) As soon as reasonably practicable and in any event within sixty (60) days after the end of each fiscal quarter (which, if required, may be extended by Parent for up to an additional fifteen (15) days or until five (5) Business Days after Parent makes a public filing in respect of the financial results of Parent and its Subsidiaries of such fiscal quarter), the consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter, the related consolidated statement of income of the Company and its Subsidiaries for such fiscal quarter and, for reporting periods beginning on or after July 1, 2013, the related consolidated statement of cash flow of the Company and its Subsidiaries for such fiscal quarter;

(iv) As soon as reasonably practicable and in any event within sixty (60) days after the end of each fiscal quarter (which, if required, may be extended by Parent for up to an additional fifteen (15) days or until five (5) Business Days after Parent makes a public filing in respect of the financial results of Parent and its Subsidiaries of such fiscal quarter), management reports containing all reasonable information relating to the Business for such fiscal quarter;

(v) As soon as reasonably practicable and in any event within sixty (60) days after the end of each fiscal quarter (which, if required, may be extended by Parent for up to an additional fifteen (15) days), a capitalization table summarizing in reasonable detail each of the shareholders of the Company and the shareholding of each such shareholder as at the end of such fiscal quarter and including (i) the number and type of Securities held by (A) each Person beneficially owning more than 5% of the Fully-Diluted Equity, (B) the Management Shareholders and all other employees of the Company Group in the aggregate and (C) all other shareholders of the Company in the aggregate; and (ii) a summary in reasonable detail of the equity-based incentive plans of the Company, including the number, type and status (such as authorized, granted and vested) of equity awards; and

(vi) As soon as reasonably practicable and in any event within thirty (30) days following the end of each calendar month (which, if required, may be extended by Parent for up to an additional fifteen (15) days), a summary of the key operating metrics of the Business.

(b) In connection with any Qualified IPO, the Company (i) shall provide Investor with the reasonable opportunity to review and comment on any prospectus or registration statement, and (ii) shall consider in good faith Investor’s comments if such comments are provided in a timely manner to allow the Company to respond to SEC comments and make further filings with the SEC in accordance with the Company’s filing timeline for the Qualified IPO; provided, that, the initial proposed disclosure in the prospectus and registration statement relating to Investor or any of its Affiliates, or to any transaction or arrangement between or among the Company or any of its Affiliates and Investor or any of its Affiliates, shall require Investor’s prior written consent (which written consent may be in the form of an e-mail to the Company or the Company’s counsel by an authorized representative or counsel of the Investor, and, in any event, shall not be unreasonably withheld or delayed); provided, further, that, the Company shall promptly provide the Investor with copies of any proposed revisions of the initial disclosure approved by the Investor and will consider in good faith the Investor’s comments on such revised drafts in accordance with clause (ii) above.

SECTION 5.02. Access to Information. (a) Until the consummation of an Access Termination Event, Parent and the Company shall afford Investor and its directors, officers, employees and advisors (collectively, “Representatives”), upon reasonable notice, reasonable access to the offices, properties and books and records and management of the Company and its Subsidiaries and Parent (in relation to the Business); provided, however, that (i) any such access shall be conducted at Investor’s expense, during normal business hours, under the supervision of Parent’s and the Company’s personnel and in such a manner as not to interfere with the normal operations of Parent, the Company or their Subsidiaries; and (ii) Parent shall have no obligation to provide any access to any offices, properties, books and records and management that do not relate to the Business or that, in Parent’s reasonable determination, are proprietary, confidential or sensitive to the Parent Group.

(b) In the event that Investor shall be required under IFRS to account for its investment in the Company using the equity method, Investor and its Representatives shall be entitled, upon reasonable notice, to reasonable access to relevant books and records of the Company Group and the Company’s management for purposes of Investor’s preparation of a reconciliation to IFRS of materials items of the annual and quarterly consolidated financial statements of the Company Group, the Company and its Subsidiaries shall provide reasonable assistance to Investor in connection with Investor’s preparation of such reconciliation to IFRS; provided, however, that any such access or furnishing of information shall be conducted at Investor’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of Parent, the Company or their Subsidiaries; provided, further, that nothing herein shall in any way obligate Parent, the Company or any of their Subsidiaries to have any responsibility in respect of such reconciliation to IFRS or the preparation thereof, which shall remain the sole responsibility and obligation of Investor.

(c) Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to provide any such access or disclose any such information to Investor pursuant to Section 5.02(a) or 5.02(b) if such access or disclosure would, in Parent’s reasonable determination, (i) jeopardize any attorney-client or other legal privilege; or (ii) contravene any applicable Law or fiduciary duty or any agreement entered into prior to April 29, 2013. When accessing any of the properties of Parent, the Company or their Subsidiaries, Investor shall, and shall cause its Representatives to, comply with all safety and security requirements for such property.

SECTION 5.03. Amendment of the Allocation Rules. Parent and the Company may, without the prior consent of Investor, amend or modify, or cause to be amended or modified, the Allocation Rules to reflect or address changes in the business or operations of the Parent Group and/or the Company Group in such manner as Parent and/or the Company may from time to time reasonably determine, provided that such amendments or modifications shall reflect arm’s-length terms and be based on the fair value of the relevant revenue, cost, asset or service as Parent and/or the Company shall reasonably determine. Any material amendments or modifications to the Allocation Rules shall be disclosed in the Annual Report.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Rights to Purchase New Securities. (a) In the event that the Company proposes to issue New Securities to any Person (the “Relevant Issue”), Investor shall in respect of the Relevant Issue have the right to purchase, in accordance with paragraph (b) below, a number of New Securities equal to the product of (i) the total number or amount of New Securities which the Company proposes to issue as part of the Relevant Issue and (ii) a fraction, the numerator of which shall be the total number of Ordinary Shares (on an as-converted basis) which Investor and its Permitted Transferees own in the aggregate at such time, and the denominator of which shall be the Fully-Diluted Equity. The rights given by the Company under this Section 6.01(a) shall terminate if unexercised within thirty (30) days after receipt of the Notice of Issuance referred to in Section 6.01(b).

(b) The Company shall in respect of the Relevant Issue give written notice (a “Notice of Issuance”) of its intention to Investor, describing all material terms of the New Securities to be issued as part of the Relevant Issue, including the price (which shall be in cash) and all material terms and conditions upon which the Company proposes to issue such New Securities. Investor shall have thirty (30) days from the date of the Notice of Issuance to agree to purchase all or a portion of its pro rata share of the New Securities to be issued as part of the Relevant Issue (as determined pursuant to Section 6.01(a)), for the same consideration (on a per share basis) and upon the terms and conditions specified in the Notice of Issuance, by giving written notice to the Company setting forth the quantity of New Securities to be purchased by Investor, provided that such New Securities, when issued, sold and transferred to Investor in accordance with this Agreement, shall be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, other than this Agreement or as provided in the Articles of Association.

(c) The Company and Investor, if it elects to purchase the New Securities to be sold by the Company as part of the Relevant Issue, shall select a date not later than thirty (30) days (or longer if required by applicable Law) after the expiration of the 30-day period referenced in Section 6.01(b) for the closing of the purchase and sale of the New Securities by Investor.

(d) In the event any purchase by Investor is not consummated, as a result of any breach or fault of Investor, within the provided time period, the Company may issue such New Securities subject to purchase by Investor to any Person, free and clear from the restrictions of this Section 6.01. Any New Securities not entitled, or otherwise elected, to be purchased by Investor in accordance with this Section 6.01 may be issued by the Company to any Person, at an amount not less than the price (on a per share basis) included in the Notice of Issuance and on terms and conditions no less favorable to the Company than those set forth in the Notice of Issuance and otherwise free and clear from the restrictions of this Section 6.01.

(e) Notwithstanding Section 6.01(d), from and after an Investor Exit Event, the Company shall be entitled to consummate the Relevant Issue prior to the closing of the purchase and sale of any New Securities by Investor pursuant to this Section 6.01. For the avoidance of doubt, except as set forth in the prior sentence, the rights of the Investor under this Section 6.01 shall apply to any Relevant Issue.

(f) Notwithstanding the foregoing, in the event that Parent and/or any of its Affiliates acquires any New Securities in a Qualified IPO or a private placement to be consummated contemporaneously in a Qualified IPO, then Investor shall have the right to purchase a number of New Securities up to the product of (i) the total number or amount of New Securities to be purchased by Parent and/or any of its Affiliates in such transaction and (ii) a fraction, the numerator of which shall be the total number of Ordinary Shares (on an as-converted basis) which Investor and its Affiliates own in the aggregate at such time, and the denominator of which shall be the total number of Ordinary Shares (on an as-converted basis) which Parent and its Affiliates own in the aggregate at such time, such purchase to be for the same consideration (in cash and on a per share basis) and upon terms and conditions no less favorable to Investor than those offered to Parent and its Affiliates; provided further that such New Securities, when issued, sold and transferred to Investor in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, other than this Agreement or as provided in the Articles of Association.

SECTION 6.02. Further Assurances. Each of the parties hereto shall use reasonable endeavors to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder. Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder. In case at any time after April 29, 2013, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use their reasonable endeavors to take all such action.

SECTION 6.03. Use of Names. Except as required by Law or by the requirements of any securities exchange on which the securities of such Person are listed, neither the Company nor any of its Affiliates shall use the names of any Shareholder or any Affiliate of a Shareholder in any press release, notice or other publication without the prior consent of such Shareholder, which consent shall be granted in the absolute discretion of the Shareholder or Affiliate of such Shareholder, as the case may be.

SECTION 6.04. Non-Compete. (a) Parent agrees that the Company and its Subsidiaries shall be the sole entities through which the Business shall be conducted by Parent and its Affiliates.

(b) Parent further agrees that no member of the Parent Group will engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as shareholders in any entity, other than through the Company and its Subsidiaries, in any business that provides any platform (including any platform originating from a product, application or service) that is primarily microblogging or social networking in nature (a “Restricted Business”), provided that Parent shall be entitled to continue to retain, and shall not be obligated to divest or otherwise effect a Sale of, its direct or indirect ownership interests in (i) any Person that does not engage in a Restricted Business, provided that, (A) if Parent Controls such Person, Parent shall not permit such Person to operate a Restricted Business and (B) if Parent does not Control such Person, Parent shall not effect, other than through the Company and its Subsidiaries, any transaction that would result in Parent, directly or indirectly, being entitled to Control any such Restricted Business; or (ii) any Restricted Business acquired prior to April 29, 2013 so long as Parent does not, directly or indirectly, Control such Restricted Business, provided further that Parent shall not effect, other than through the Company and its Subsidiaries, any transaction that would result in Parent, directly or indirectly, being entitled to Control any such Restricted Business.

(c) Parent further agrees that no member of the Parent Group will acquire or invest in, either directly or indirectly as a principal or for its own account or solely or jointly with others, or as shareholders in any entity, other than through the Company and its Subsidiaries, any Restricted Business, provided that:

(i) If Parent desires to acquire, directly or indirectly, any ownership interests in any Restricted Business that would not result in Parent, directly or indirectly, being entitled to Control such Restricted Business (a “Proposed Passive Investment”), Parent shall deliver a written notice thereof to the Company and Investor (an “Investment Proposal”), which notice shall set forth all of the material terms and conditions of such Proposed Passive Investment, including the number of securities to be purchased, the ownership percentage represented by such number of securities and the purchase price per share.

(ii) Upon receipt of an Investment Proposal from Parent, the Board shall determine in good faith whether the Company shall pursue such Proposed Passive Investment, taking into account its fiduciary duties to the shareholders of the Company. The Company shall provide a written notice to Parent and Investor within thirty (30) days of receipt of such Investment Proposal of the Board’s determination. In the event that the Board determines in good faith that the Company shall pursue such Proposed Passive Investment, Parent shall refrain from pursuing such Proposed Passive Investment.

(iii) In the event that the Board determines in good faith that the Company may not pursue such Proposed Passive Investment, a member of the Parent Group may, following the receipt of the Company’s notice, consummate such Proposed Passive Investment on terms and conditions that are not materially more favorable to the Parent Group than those specified in such Investment Proposal, provided that in no event Parent shall effect, other than through the Company and its Subsidiaries, any transaction that would result in Parent, directly or indirectly, being entitled to Control any Restricted Business that is the subject of a Proposed Passive Investment.

(d) Notwithstanding anything set forth herein, nothing herein shall prohibit or restrict any member of the Parent Group from acquiring or investing in, either directly or indirectly as a principal or for its own account or solely or jointly with others, or as shareholders in any entity, any Person that does not operate a Restricted Business, provided that, (i) if Parent Controls such Person, Parent shall not permit such Person to operate a Restricted Business and (ii) if Parent does not Control such Person, Parent shall not effect, other than through the Company and its Subsidiaries, any transaction that would result in Parent, directly or indirectly, being entitled to Control any such Restricted Business.

SECTION 6.05. Registration Rights. (a) The Company shall enter into a registration rights agreement with Investor within thirty (30) days prior to the completion of a Qualified IPO, that will (i) permit Investor to require that the Company register the public sale of all of the Securities in the Company owned by Investor or its Affiliates (the “Registrable Securities”); (ii) permit the holders of the Registrable Securities to participate in registrations of Securities by the Company and/or any other shareholder of the Company; and (iii) include such other customary terms and conditions, including (A) an aggregate of at least two (2) “demand” registration rights for the holders of the Registrable Securities, which shall be subject to typical minimum offering size requirements, (B) unlimited “piggyback” registration rights for the holders of the Registrable Securities in connection with any registration of Securities, which shall provide for the same priority, on a pro rata basis based on the total number of Ordinary Shares (on an as-converted basis) then owned in the aggregate by such holders and their respective Affiliates expressed as a ratio of the Fully-Diluted Equity, for the Registrable Securities in any “piggyback” registration, as compared to the Securities held by Parent or its Affiliates (if applicable), (C) Form F-3 “shelf” registration rights for the holders of the Registrable Securities in accordance with the then prevailing market terms, including an undertaking by the Company to file, as soon as legally eligible (and to take all action necessary to facilitate such eligibility), and maintain the effectiveness of, such “self” registration statement, and (D) payment by the Company of registration expenses and indemnification for liabilities, in the case of each of clauses (A) to (D), on such other terms and subject to such conditions as are typical in registration rights agreements, with respect to all of the Registrable Securities, provided that such registration rights agreement shall provide terms and conditions that are no less favorable to the holders of the Registrable Securities than those provided to any other Person who legally and beneficially owns a fewer number of Securities than the number of Registrable Securities. The registration rights provided to holders of Registrable Securities under such registration rights agreement shall be assignable to any transferee of Registrable Securities and terminate upon such time that such holder of the Registrable Securities is able to sell all its Registrable Securities without restrictions under the exemptions provided under Rule 144.

(b) The foregoing provisions of Section 6.05(a) shall apply mutatis mutandis in respect of any public offering of Ordinary Shares in any jurisdiction other than the United States, together with such changes thereto as may be necessary or appropriate to reflect the applicable customs, practices and legal requirements in such jurisdiction.

SECTION 6.06. Confidential Information. (a) Each party hereto (the “Receiving Party”) (i) shall, and shall cause its Representatives, to the extent such Persons have received any Confidential Information, and its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence the existence and terms of this Agreement and the other Transaction Documents and any and all confidential information relating to the Company or the other Shareholders that is proprietary to the Company or the other Shareholders as applicable (the “Disclosing Party”), or otherwise not available to the general public, including, but not limited to, information about properties, employees, finances, businesses and operations of the Disclosing Party and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by the Receiving Party (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives (including, with respect to each Shareholder, the Directors designated by such Shareholder and their Representatives) not to disclose, Confidential Information to any Person other than to the other parties hereto (including the agents, employees and attorneys thereof and the Directors designated by the Shareholders).

(b) Notwithstanding Section 6.06(a):

(i) Investor (or any Permitted Transferee) or any Representative thereof may disclose any Confidential Information of Parent, the Company and their respective Affiliates for bona fide business purposes on a strict “need to know” basis to:

(A) Alibaba, and Investor’s and Alibaba’s Representatives (x) who are actively and directly participating in the evaluation of Investor’s investment in the Company (the “Investment”) or who otherwise need to know the Confidential Information for the purpose of evaluating the Investment and (y) whom Investor will cause to observe the terms of this Section 6.06; provided, in each case, that any Confidential Information so disclosed shall not be used for any purpose other than in connection with such Persons’ evaluation of the Investment;

(B) lenders, Existing Financial Investors who are shareholders of Investor or a Permitted Transferee of Investor and bona fide potential transferees, provided that (x) such Confidential Information is limited to summary business information of the nature and scope customarily provided to lenders and non-strategic financial investors (but which shall not include key operating metrics) and (y) each such Person agrees to keep such Confidential Information confidential in the manner set forth in this Section 6.06; provided, in each case, that (I) any Confidential Information so disclosed shall not be used for any purpose other than in connection with such Persons’ evaluation of the Investment, (II) such lender, Existing Financial Investor or bona fide potential transferee may obtain additional Confidential Information from the Company by entering into a binding confidentiality agreement with the Company in form and substance reasonably acceptable to the Company; and (III) in no event shall any Confidential Information be disclosed to any Competitor or any Affiliate thereof, other than to an investment entity of which a Competitor is a portfolio company thereof.

(ii) Parent or any Representative thereof may disclose any Confidential Information of Alibaba, Investor and their respective Affiliates for bona fide business purposes on a strict “need to know” basis to, Parent’s Affiliates (x) who are actively and directly participating in the Investment or who otherwise need to know the Confidential Information in connection with the Investment and (y) whom Parent will cause to observe the terms of this Section 6.06; provided, in each case, that any Confidential Information so disclosed shall not be used for any purpose other than in connection with the Investment.

(c) The provisions of Section 6.06(a) shall not apply to, and Confidential Information shall not include:

(i) any information that is or has become generally available to the public other than as a result of a disclosure by the Receiving Party or any Affiliate thereof or their respective Representative in breach of any of the provisions of this Section 6.06;

(ii) any information that has been independently developed by the Receiving Party (or any Affiliate thereof or their respective Representatives) without violating any of the provisions of this Agreement or any other similar contract to which such Receiving Party, or any Affiliate thereof or their respective Representatives, is bound; or

(iii) any information made available to such Receiving Party (or any Affiliate thereof), on a non-confidential basis by any third party who is not prohibited from disclosing such information to such Receiving Party (or its Affiliates or their respective Representatives) by a legal, contractual or fiduciary obligation to the Company, any of its Subsidiaries or the other Shareholders (or their Affiliates) or any of their respective Representatives.

(d) Notwithstanding anything to the contrary in this Section 6.06, Confidential Information may be disclosed to the extent (and only to such extent) such disclosure is requested by any Governmental Authority or required by Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such party (or any Affiliate thereof) are listed or traded), in which event the Receiving Party or its Affiliates or Representatives shall so notify the Disclosing Party as promptly as practicable, and, if possible, seek confidential treatment of such information prior to making such disclosure and shall provide each Disclosing Party with copies of any communication received from applicable Governmental Authorities or such other Person and consult in good faith with each other party prior to any response to such Governmental Authorities or such other Person.

(e) Each party acknowledges that it shall be responsible for any breach of the terms of this Section 6.06 its Representatives and agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(f) Each Shareholder acknowledges that (i) any information furnished to or otherwise obtained by such Shareholder and its Representatives pursuant to this Agreement may contain material, non-public information, including with respect to parties whose securities are publicly traded, and (ii) it is aware and that its Representatives have been advised that applicable securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company, and it shall abide by and cause its Representatives to abide by such securities laws and other applicable Laws in relation to insider trading and the acquisition of securities. In the event that a party becomes subject to an investigation or inquiry by a Governmental Authority of potential breaches of securities laws and other applicable Laws in relation to insider trading and the acquisition of securities of such party, at the request of such party, the other parties hereto shall provide reasonable assistance and cooperation to such party to identify such potential breaches.

(g) Except as otherwise provided for in this Section 6.06, Confidential Information received hereunder shall be used by each Shareholder solely for use in connection with such Shareholder’s investment in the Company and with respect to the Company.

(h) The obligations of each Shareholder under this Section 6.06 shall survive for as long as such Shareholder remains a Shareholder, and for 18 months after such Shareholder ceases to be a Shareholder, notwithstanding the termination of this Agreement, such Shareholder’s Sale of its Securities and/or any Person ceasing to be an Affiliate of such Shareholder.

SECTION 6.07. Allocation Rules. In the event that the allocation of any revenues and costs, assets, services and employees or any item appearing on the financial statements, between members of the Company Group, on the one hand, and members of the Parent Group, on the other hand, is not in accordance with the Allocation Rules, as soon as reasonably practicable after notice or discovery thereof, and in any event within sixty (60) days, Parent and the Company shall make the appropriate adjustments to any material item that has not been accounted for in accordance with the Allocation Rules in any material respect, and such correction shall be deemed to fully rectify such breach or default, other than as a result of fraud, intentional misconduct or bad faith.

ARTICLE VII

TERMINATION

SECTION 7.01. Termination; Suspension. (a) This Agreement shall terminate: (i) by virtue of a written agreement to that effect, signed by all parties hereto; or (ii) upon the expiration of (A) all rights created hereunder and (B) all statutes of limitations applicable to the enforcement of claims hereunder; provided that no termination of this Agreement pursuant to clause (i) above shall affect the right of any party to recover damages for any breach of the representations, warranties or covenants herein that occurred prior to such termination.

(b) Suspension.

(i) In the event that Parent reasonably determines in good faith that there has occurred any material breach by Alibaba of any agreement, undertaking or covenant set forth in Clause 4 of the Guarantee and Undertaking with respect to the obligations set forth in Section 4.03 (Restrictions on Sales or Pledges to Competitors), Section 4.05 (Right of First Offer) or Section 4.06 (Permitted Transferees) of this Agreement (other than for any breach of any requirements set forth in Section 4.05 that are primarily procedural in nature) (a “Material Breach”), including any Deemed Material Breach (as defined in Section 7.01(b)(ii)), Parent shall provide written notice thereof to Investor, which includes reasonable detail regarding such alleged Material Breach (the “Breach Notice”). If Investor has a reasonable basis for disputing in good faith whether such Material Breach has occurred, Investor may provide to Parent a written notice (a “Breach Dispute Notice”) of such dispute (a “Dispute”), setting forth in reasonable detail such reasonable basis, within seven (7) calendar days of receipt of the Breach Notice (the “Breach Notice Period”).

(ii) The parties agree and acknowledge that any breach by Alibaba of any agreement, undertaking or covenant set forth in Clause 4 of the Guarantee and Undertaking with respect to the obligations set forth in Section 4.06(d) shall be deemed to be material for purposes of this Section 7.01(b) (a “Deemed Material Breach”).

(iii) In the event that Investor fails to provide a Breach Dispute Notice to Parent within the Breach Notice Period, Investor shall be deemed to have acknowledged such Material Breach, in which case Parent and the Company shall be entitled, without any further obligations on the part of Parent or the Company under this Section 7.01, to terminate this Agreement effective as of the date of delivery by Parent of a written notice of such election to the other parties hereto (which notice shall be delivered by no later than seven (7) calendar days after the expiration of the Breach Notice Period).

(iv) If Investor provides a Breach Dispute Notice to Parent within the Breach Notice Period, each of Parent and Investor shall cause one or more of the senior executives of Parent and Alibaba to discuss in good faith within a period of ten (10) Business Days after the date of the Breach Dispute Notice (a “Breach Discussion Period”). If, following such good faith discussions, Parent reasonably concludes in good faith that Alibaba has committed a Material Breach and such Material Breach has not been cured within ten (10) Business Days following the end of the Breach Discussion Period (the “Cure Period”), Parent and the Company shall be entitled to, without any further obligations on the part of Parent or the Company under this Section 7.01, suspend this Agreement (including the rights and obligations of each party hereto hereunder, other than this Section 7.01(b), and Sections 4.06(c), 4.06(d), 4.07, 8.07 and 8.08) effective as of the date of the expiration of the Cure Period (which such election shall be notified to the other parties hereto by Parent as soon as practicable after the expiration of the Cure Period). In the event that there is any issuance of Securities by the Company during the period in which this Agreement is suspended, the Company shall, within five (5) Business Days following such issuance, provide a written notice to Investor of the occurrence thereof, setting forth (x) the identity of the Person who subscribed for such Securities, and (y) the number of Securities subscribed for by such Person.

(v) Investor shall be entitled to require a reinstatement of this Agreement if (A) it is determined by agreement of the parties or pursuant to a final and binding arbitral award obtained in accordance with Section 8.08 (but without giving effect to Section 8.08(e)) that there was no occurrence of any Material Breach or that any Material Breach was cured prior to the end of the Cure Period; (B) the Investor Entities shall (x) not have taken any actions that would otherwise have resulted in a breach of Section 4.03 and (y) have provided to the Company all information that would otherwise have been required under Sections 4.06(c) and 4.06(d), in each case, had this Agreement continued to be in effect at all times during the period of suspension, and (C) to the extent that any Securities are transferred to any Third Party during such period, the Investor Entities shall have procured that such Prospective Transferee shall have executed an undertaking in favour of the Company to comply with Section 4.03 of this Agreement. Investor may exercise its right under this Section 7.01(b)(v) by providing a notice in writing to Parent and the Company together with a certificate of a duly authorized officer of Investor certifying as to the matters set forth in this Section 7.01(b)(v).

(vi) This Agreement shall terminate if it is determined (by agreement of the parties or pursuant to Section 8.08, but without giving effect to Section 8.08(e)) that there was a Material Breach by Alibaba.

(vii) In the event that Parent and the Company shall have suspended this Agreement (including the rights and obligations of each party hereto hereunder) pursuant to this Section 7.01(b) and it is determined (by agreement of the parties or pursuant to Section 8.08, but without giving effect to Section 8.08(e)) that Alibaba did not commit a Material Breach or Alibaba has cured such breach, Parent shall indemnify and hold harmless Alibaba for any losses, damages, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by Alibaba or any of its Affiliates arising out of or resulting from the suspension of this Agreement by Parent and the Company.

(c) Section 2.03, Article IV (Transfer of Shares) (other than Section 4.05), Article V (Books and Records; Financial Statements; Allocation Rules) (other than Section 5.02(b)), Article VI (Additional Agreements) (other than Sections 6.02, 6.03, 6.05 and 6.06) and Section 8.13 of this Agreement shall terminate upon the consummation of a Qualified IPO and Article III (Option) (other than Sections 3.05(d) and 3.05(e)) of this Agreement shall terminate upon the consummation of a Qualified IPO after the expiration or full exercise of all over-allotment options granted to any underwriters in connection with such Qualified IPO; provided that no termination of any of such provisions of this Agreement shall affect the right of any party to recover damages for, or seek specific performance or other equitable relief with respect to, any breach of the representations, warranties or covenants herein, that occurred prior to such termination. Upon the consummation of a Qualified IPO, the references to “thirty (30) days” set forth in Sections 4.05(d) and 4.05(e) shall thereafter be replaced by “three (3) Business Days”.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.01): if to Parent or the Company:

(a)	If to Parent or the Company:

SINA Corporation

20F Beijing Ideal International Plaza

No.58 Northwest 4th Ring Road

Haidian, Beijing 100080

People’s Republic of China

Facsimile: +86 10 8260 7167

Attention: Herman Yu

with a copy to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road

Central, Hong Kong

Facsimile: +852 3910 4850

Attention: Z. Julie Gao, Esq.

(b)	if to Investor:

26/F, Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

Facsimile: +852 2215 5200

Attention: Mr. Joseph Tsai / Mr. Timothy Steinert, Esq.

with a copy to:

Simpson Thacher & Bartlett

35/F ICBC Tower

3 Garden Road

Central, Hong Kong

Facsimile: +1 212 455 2502

Attention: Kathryn K. Sudol, Esq.

SECTION 8.02. Public Announcements. Except as required by Law or by the requirements of any securities exchange on which the securities of such party are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided that nothing in this Agreement shall be construed as preventing or restricting any party from making any disclosures, announcements or communications in respect of any material information in relation to the Company or its Subsidiaries, or the Business, in a manner consistent with its generally applicable compliance and public disclosure policies, including any communications with securities research analysts or investors of information typically disclosed in an investors’ meeting or analyst call.

SECTION 8.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. The said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 8.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.06. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof as of April 29, 2013 and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to the conflicts of laws rules stated therein.

SECTION 8.08. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) in force at the time of commencement of the arbitration.

(a) The arbitral tribunal shall consist of three arbitrators. The arbitrators shall be appointed in accordance with the ICC Rules.

(b) The language to be used in the arbitration proceedings shall be English.

(c) Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(d) The parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(e) In the event a dispute is referred to arbitration hereunder, the parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(f) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

SECTION 8.09. Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

SECTION 8.10. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 8.11. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided, however, that Schedule 1 shall be deemed amended from time to time to reflect the admission of a new Shareholder, the withdrawal or resignation of a Shareholder and the adjustment of the Securities resulting from any Sale or other disposition of Securities, that is made in accordance with the provisions hereof.

(b) Any party to this Agreement may in accordance with subclause (a) above, (i) extend the time for the performance of any of the obligations or other acts of the other party; or (ii) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 8.12. Assignment. This Agreement shall not be assigned without the express written consent of all the parties hereto (which consent may be granted or withheld in the sole discretion of any party), except (a) in connection with any assignment of the rights in respect of the Qualified Consent Matters pursuant to Section 2.03(b) to the First Transferee who executes and delivers a joinder to this Agreement (substantially in the form attached hereto as Exhibit A) to the Company and each Shareholder and (b) Investor may transfer its rights under this Agreement to any of its Permitted Transferee to which Investor transfers any Securities in accordance with this Agreement, provided that such Permitted Transferee executes and delivers a joinder to this Agreement (substantially in the form attached hereto as Exhibit A) to the Company and each Shareholder, provided, further, that no such assignment shall relieve Investor of its obligations hereunder.

SECTION 8.13. Subscribers of Securities. Notwithstanding anything under this Agreement or any Transaction Document to the contrary, as a condition to the subscription and purchase of any Securities by any Person that is not a party hereto (other than purchasers of Securities issued in a Qualified IPO or pursuant to the conversion, exercise or exchange of any Securities purchased pursuant to the exercise of any options or other equity-based incentive awards issued under any equity-based incentive plan, including the Option Plan), such Person shall, prior to or simultaneously with such subscription or purchase, execute and deliver a joinder to this Agreement (substantially in the form attached hereto as Exhibit A) to the Company and the Shareholders. Upon such execution and delivery of such joinder, Schedule 1 shall be amended to reflect the addition of such Person and any other changes in the ownership of Securities, and such Person shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Shareholder under this Agreement, in each case, with respect to the Securities owned by such Person.

SECTION 8.14. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 8.15. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 8.16. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

/s/ ALI WB INVESTMENT HOLDING LIMITED

[Signature Page to Shareholders Agreement]

/s/ SINA CORPORATION

/s/ WEIBO CORPORATION

[Signature Page to Shareholders Agreement]

SCHEDULE 1

List of Shareholders

SINA Corporation

Ali WB Investment Holding Limited

SCHEDULE 2

Management Shareholders

1.

2.

3.

4.

5.

6.

SCHEDULE 3

Consent Matters Exceptions

(a) Parent shall, as soon as reasonably practicable following the finalization by the Company of the consolidated financial statements of the Company for the quarter ended June 30, 2013, without the prior written consent of Investor, write down, write off or otherwise adjust the Indebtedness (which shall for the purposes of this Schedule 3(a) only, have the meaning ascribed to such term in the Share Purchase Agreement) such that such Indebtedness shall, as at immediately prior to April 29, 2013, be at or below $250,000,000.

(b) Without the prior written consent of Investor:

(i) Parent shall be entitled to provide the Company, and the Company shall be entitled to incur, an interest-free working capital loan in an amount not exceeding $30,000,000 after April 29, 2013;

(ii) to the extent that the Company shall incur and accumulate any net operating losses (the “Net Operating Loss”) from April 29, 2013 until the date of transmission by the Company into the PRC of the new proceeds received by the Company in respect of the Subscription Price (the “Transmission Date”), Parent shall be entitled to require the Company, and the Company shall be entitled, to repay Parent and settle in full the Net Operating Loss after the Relevant Period. The aggregate amount of the Net Operating Loss shall be determined on a pro rata basis (calculated with reference to the number of days in each of the relevant quarters during the Relevant Period) based on the amount of the total net operating losses incurred and accumulated by the Company and its Subsidiaries in each of the relevant quarters during the Relevant Period. For purposes of this Schedule 3, “Relevant Period” means the period beginning on April 1, 2013 and ending on the last day of the quarter that includes the Transmission Date; and

(iii) Parent shall be entitled to require the Company, and the Company shall be entitled, to repay Parent and settle in full the Closing Net Payable after the Relevant Period. “Closing Net Payable” means the sum of (A) the aggregate amount of cash and cash equivalents and short-term investments of the Company and its Subsidiaries as at immediately prior to the Closing (without taking into account the Aggregate Purchase Price), including, without limitation, up to $122,500,000 in cash deposits and/or other short-term investments of the Company and/or its Subsidiaries (inclusive of applicable interest earned in respect of such cash deposits or other short-term investments); (B) the aggregate amount of accounts receivables, prepaids, fixed assets and other assets (calculated at original acquisition cost) of the Company and its Subsidiaries (“Non-Cash Assets”) as at immediately prior to the Closing, less the aggregate amount of Non-Cash Assets as at December 31, 2012 (it being understood that in the event of a decrease in Non-Cash Assets over such period, such amount shall be expressed as a negative amount); and (C) the aggregate amount of accounts payable, payroll and other accrued liabilities and deferred revenues of the Company and its Subsidiaries (“Liabilities”) as at December 31, 2012, less the aggregate amount of Liabilities as at immediately prior to the Closing (it being understood that in the event of an increase in Liabilities over such period, such amount shall be expressed as a negative amount).

(iii) Parent shall be entitled to require the Company, and the Company shall be entitled, to repay Parent and settle in full the Post-Closing Net Payable after the Relevant Period. “Post-Closing Net Payable” means the sum of (A) the aggregate amount of Non-Cash Assets as at the Transmission Date, less the aggregate amount of Non-Cash Assets as at the Closing (it being understood that in the event of a decrease in Non-Cash Assets over such period, such amount shall be expressed as a negative amount); and (B) the aggregate amount of Liabilities as at the Closing, less the aggregate amount of Liabilities as at the Transmission Date (it being understood that in the event of an increase in Liabilities over such period, such amount shall be expressed as a negative amount).

EXHIBIT A

Form of Joinder

This JOINDER (this “Joinder”) dated as of [                    ], by and among [        ], and [    ] (the “New Shareholder”), Weibo Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), SINA Corporation, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Ali WB Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Investor”) and the other parties hereto. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Shareholders’ Agreement (as defined below).

WHEREAS, the Shareholders’ Agreement, dated April 29, 2013, by and among the Company, Parent, Investor and the other parties thereto (the “Shareholders’ Agreement”) provide the Shareholders with certain rights and obligations with respect to the Securities.

WHEREAS, the New Shareholder is a prospective transferee or purchaser of Securities;

WHEREAS, under the terms of the Shareholders’ Agreement, the New Shareholder shall deliver and execute this Joinder prior to or concurrently with its transfer or purchase of Securities;

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.01. Joinder. By executing and delivering this Joinder, the New Shareholder hereby agrees to become a party to the Shareholders’ Agreement, as [specify capacity] with effect from the entry of the New Shareholder in the register of members of the Company as the holder of any Securities (the “Effective Time”), such that (i) this Joinder and the Shareholders’ Agreement, taken together, shall be deemed to constitute one and the same instrument, and (ii) the New Shareholder shall, as from the Effective Time, accede to [specify rights] and assume [specify obligations]. The New Shareholder hereby agrees to observe, perform and be bound by the terms and conditions applicable to [specify capacity] under the Shareholders’ Agreement with effect from the Effective Time.

SECTION 1.02. Representations and Warranties. The New Shareholder hereby represents and warrants to each other party hereto as follows:

(a) Organization, Authority and Qualification. The New Shareholder is [            ] and has all necessary [corporate] power and authority to enter into this Joinder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The New Shareholder is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not adversely affect the ability of the New Shareholder to carry out its obligations under, or to consummate (without material delay) the transactions contemplated by this Joinder. The execution and delivery by the New Shareholder of this Joinder, the performance by the New Shareholder of its obligations hereunder and the consummation by the New Shareholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the New Shareholder. This Joinder has been duly executed and delivered by the New Shareholder, and (assuming due authorization, execution and delivery by other parties hereto) this Joinder constitutes a legal, valid and binding obligation of the New Shareholder, enforceable against the New Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflict. The execution, delivery and performance by the New Shareholder of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the New Shareholder; (b) conflict with or violate in any material respect any Law or governmental order applicable to the New Shareholder; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any contract, agreement or other arrangement to which the New Shareholder is a party, except, in the case of this clause (c), as would not materially and adversely affect the ability of the New Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Joinder.

(c) Governmental Consents and Approvals. The execution, delivery and performance by the New Shareholder of this Joinder and the consummation of the transactions contemplated hereby or thereby, do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, individually or in the aggregate, would not prevent or materially delay the consummation by the New Shareholder of the transactions contemplated by this Joinder.

(d) Status and Shareholding. [The New Shareholder is a Permitted Transferee of [    ]]. [Schedule A of this Joinder sets forth (i) each shareholder of the New Shareholder, (ii) the number of shares of the New Shareholder held by such shareholder; (iii) to the Knowledge of the New Shareholder, the Person Controlling such shareholder.]1

SECTION 1.03. Notices. All notices, requests, claims, demands and other communications to the New Shareholder under this Joinder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with the Agreement):

[address]
Fax No.:	[ ]
Attention:	[ ]

[1]	Not applicable to Permitted Transferee of Parent or Management Shareholders

SECTION 1.04. Governing Law. This Joinder shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to the conflicts of laws rules stated therein.

SECTION 1.05. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Joinder, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) in force at the time of commencement of the arbitration.

(e) The arbitral tribunal shall consist of three arbitrators. The arbitrators shall be appointed in accordance with the ICC Rules.

(f) The language to be used in the arbitration proceedings shall be English.

(g) Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(h) The parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(i) In the event a dispute is referred to arbitration hereunder, the parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(j) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

SECTION 1.06. Counterparts. This Joinder may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

[NEW SHAREHOLDER]

By:
Name:
Title:

SINA CORPORATION

By:
Name:
Title:

WEIBO CORPORATION

By:
Name:
Title:

ALI WB INVESTMENT HOLDING LIMITED

By:
Name:
Title:

Schedule A

Shareholder	Number of Shares	Person Controlling
[ ]	[ ]	[ ]

EXHIBIT B

Form of Option Notice

[date]

SINA Corporation

Weibo Corporation

20F Beijing Ideal International Plaza

No.58 Northwest 4th Ring Road

Haidian, Beijing 100080

People’s Republic of China

Attention: Herman Yu

Dear Mr. Yu,

Reference is made to the Amended and Restated Shareholders’ Agreement, dated March 14, 2014, by and among Weibo Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), SINA Corporation, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Ali WB Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Investor”), as may be amended from time to time (the “Shareholders’ Agreement”). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Shareholders’ Agreement.

This letter shall constitute an Option Notice for the purposes of Section 3.04 of the Shareholders’ Agreement (this “Option Notice”).

[Investor hereby elects to exercise, subject to Sections 3.02(c)(ii) and 3.02(c)(iv) of the Shareholders’ Agreement, the Option in full, and for the avoidance of doubt, this Option Notice constitutes the Full Option Exercise Election.][Investor hereby elects to exercise, subject to Sections 3.02(c)(ii) and 3.02(c)(iv) of the Shareholders’ Agreement, the Option to acquire [        ] Option Shares.]

The obligations of Parent, the Company and Investor with respect to this Option Notice and the Option Closing with respect the Option Shares to be acquired pursuant to the exercise of the Option evidenced by this Option Notice shall be governed by the Shareholders’ Agreement.

[Signature page follows]

Sincerely,

ALI WB INVESTMENT HOLDING LIMITED

By:
Name:
Title:

Execution Version

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT, dated as of April 4, 2014, to the Amended and Restated Shareholders’ Agreement, dated as of March 14, 2014 (the “Shareholders’ Agreement”), by and among Ali WB Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Investor”), SINA Corporation, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and Weibo Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), is hereby entered into by Investor, Parent and the Company. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Shareholders’ Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Option Exercise Notice, dated March 14, 2014, delivered by Investor to the Company and Parent, Investor validly elected the Full Option Exercise Election in accordance with the terms of the Shareholders’ Agreement;

WHEREAS, such Full Option Exercise Election was made by Investor after the Company had commenced a U.S. Qualified IPO, and accordingly, pursuant to Section 3.04 of the Shareholders’ Agreement, the Option Closing in respect of such Full Option Exercise Election shall be completed contemporaneously with, and subject to, the consummation of such U.S. Qualified IPO (the “IPO Option Closing”); and

WHEREAS, the parties seek to amend and modify certain provisions of the Shareholders’ Agreement as set forth below in connection with the IPO Option Closing and the Option Shares to be acquired by Investor at the IPO Option Closing.

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Option Shares.

(a) Notwithstanding the proviso in Section 3.01(a) of the Shareholders’ Agreement, each of the parties hereto agrees that (i) 10% of the number of Option Shares to be acquired by Investor at the IPO Option Closing shall be in the form of Redemption Option Shares to be newly issued and allotted by the Company to Investor at the IPO Option Closing, (ii) 10% of the number of Option Shares to be acquired by Investor at the IPO Option Closing shall be in the form of shares of the Company to be newly issued and allotted to Investor in such U.S. Qualified IPO (the “Investor IPO Shares”) at the IPO Option Closing and (iii) 80% of the number of Option Shares to be acquired by Investor at the IPO Option Closing shall be in the form of Parent Option Shares owned by Parent and to be transferred to Investor at the IPO Option Closing, in each case of (i) to (iii), based on the price as determined pursuant to Section 2 below.

(b) For the avoidance of doubt, in accordance with the Shareholders’ Agreement, the number of Option Shares to be acquired by Investor at the IPO Option Closing, when taken together with the Acquired Shares immediately prior to such issuance of the Option Shares, shall be equal to 30% of the Fully-Diluted Equity (after taking into account any applicable Post-Closing Redemption) immediately after such issuance of the Option Shares and after taking into account the Securities to be issued in such U.S. Qualified IPO (including the Investor IPO Shares and any Securities issued upon the exercise of any over-allotment option granted to any underwriters in connection with such U.S. Qualified IPO).

2. Option Price. Notwithstanding Section 3.03(a) of the Shareholders’ Agreement, each of the parties hereto agrees that (a) the Option Price with respect to the Option Shares to be acquired by Investor at the IPO Option Closing (except the Investor IPO Shares) shall be equal to an amount that represents a 15% discount to the offering price per Ordinary Share in such U.S. Qualified IPO and (b) the Option Price with respect to the Investor IPO Shares to be acquired by Investor at the IPO Option Closing shall be equal to the offering price per Ordinary Share in such U.S. Qualified IPO.

3. Qualified IPO. Notwithstanding the definition of “Qualified IPO” as set forth in the Shareholders’ Agreement, each of the parties hereto agrees that with respect to the initial public offering by the Company of which a proposed public offering price range of $17 to $19 per ADS and a proposed basic offering size of 20,000,000 ADSs will be set forth in the preliminary prospectus included in a registration statement on Form F-1 that will be filed with the SEC on or about April 4, 2014, the offering associated with such registration statement will be deemed to be a “Qualified IPO,” if the offering is the first underwritten public offering of the Ordinary Shares on an internationally recognized securities exchange or automated quotation system (including any such securities exchange or automated quotation system in the U.S. or Hong Kong) that (a) results in issuances of Securities in such offering, including any Securities that may be issued upon the exercise of any over-allotment option granted to any underwriters, of no more than 15% of the Fully-Diluted Equity immediately after the consummation of such offering (giving effect to any applicable Post-Closing Redemption) and the issuance of the Option Shares; and (b) (i) in the event Investor has not effected a Qualified Option Exercise, with an offering price per Ordinary Share that results in the pre-money equity valuation of the Company implied in such public offering being in excess of 1.5 times the Initial Valuation and (ii) in the event Investor has effected a Qualified Option Exercise, with an offering price per Ordinary Share that is equal to or exceeds the Option Price (in each case, as adjusted for share splits, share dividends, combinations, reclassifications, recapitalizations and the like).

4. No Other Amendments or Modifications. Except as expressly set forth herein, all provisions of the Shareholders’ Agreement shall remain in full force and effect, including without limitation Parent’s obligations to effect the Post-Closing Redemption as soon as reasonably practicable but in any event within thirty (30) days following the IPO Option Closing.

5. Governing Law. This Amendment Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to the conflicts of laws rules stated therein.

6. Counterparts. This Amendment Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

2

6. Miscellaneous. The provisions set forth in Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.08, 8.09, 8.10, 8.11, 8.12, 8.14 and 8. 15 shall apply mutatis mutandis to this Amendment Agreement as if such provisions were set forth herein.

[Signature pages follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

/s/ ALI WB INVESTMENT HOLDING LIMITED

[Signature Page to Amendment Agreement]

/s/ SINA CORPORATION

/s/ WEIBO CORPORATION

[Signature Page to Amendment Agreement]